                                                                    EXHIBIT 99.1

                         COLUMBIA FEDERAL SAVINGS BANK
                               2497 DIXIE HIGHWAY
                       FT. MITCHELL, KENTUCKY 41017-3085
                                 (606) 331-2419

                      NOTICE OF SPECIAL MEETING OF MEMBERS

     Notice is hereby given that a Special Meeting of Members of Columbia Federal Savings Bank ("Columbia Federal") will be held at
_______________________________________________________________________, on
__________, 1998, at ____ _.m., Eastern Time (the "Special Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Summary Proxy Statement:

           1. To consider and act upon a resolution to approve the Amended Plan of Conversion (the "Plan"), a copy of which is attached hereto as Exhibit A, pursuant to which Columbia Federal would convert from a mutual savings bank chartered under the laws of the United States to a permanent capital stock savings bank chartered under the laws of the United States (the "Conversion") and become a wholly-owned subsidiary of Columbia Financial of Kentucky, Inc., an Ohio corporation organized for the purpose of purchasing all of the capital stock to be issued by Columbia Federal in the Conversion;

           2. To consider and act upon a resolution to adopt the Federal Stock Charter of Columbia Federal, a copy of which is attached to the Plan as
      Exhibit I;

           3. To consider and act upon a resolution to adopt the Federal Stock Bylaws of Columbia Federal, a copy of which is attached to the Plan as
      Exhibit II; and

           4. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

     Only those members of Columbia Federal who have a deposit account with Columbia Federal at the close of business on ________, 1998 (the "Voting Record Date"), and borrowers of record on the Voting Record Date whose loans were in existence on December 16, 1995, are members of Columbia Federal entitled to notice of and to vote at the Special Meeting and any adjournments thereof. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO CONSIDER THE ACCOMPANYING SUMMARY PROXY STATEMENT CAREFULLY, TO COMPLETE THE ENCLOSED PROXY CARD(S) AND TO RETURN THE COMPLETED PROXY CARD(S) TO COLUMBIA FEDERAL IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE(S) WILL BE COUNTED.

                                     By Order of the Board of Directors




Ft. Mitchell, Kentucky
___________, 1998                    Robert V. Lynch, President





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                         COLUMBIA FEDERAL SAVINGS BANK
                               2497 DIXIE HIGHWAY
                       FT. MITCHELL, KENTUCKY 41017-3085
                                 (606) 331-2419


                            SUMMARY PROXY STATEMENT

                                  INTRODUCTION

     The enclosed proxy (the "Proxy") is being solicited by the Board of Directors of Columbia Federal Savings Bank ("Columbia Federal") for use at the special meeting of members of Columbia Federal to be held at _______________________________________________________, on _____________,
1998, at ____ _.m., Eastern Time, and at any adjournments thereof (the "Special Meeting"). The Special Meeting is being held for the following purposes:

           1. To consider and act upon a resolution to approve the Amended Plan of Conversion (the "Plan"), a copy of which is attached hereto as Exhibit A, pursuant to which Columbia Federal would convert from a mutual savings bank chartered under the laws of the United States to a permanent capital stock savings bank chartered under the laws of the United States (the "Conversion") and become a wholly-owned subsidiary of Columbia Financial of Kentucky, Inc. ("CFKY"), an Ohio corporation organized for the purpose of purchasing all of the capital stock to be issued by Columbia Federal in the Conversion;

           2. To consider and act upon a resolution to adopt the Federal Stock Charter of Columbia Federal, a copy of which is attached to the Plan as
      Exhibit I;

           3. To consider and act upon a resolution to adopt the Federal Stock Bylaws of Columbia Federal, a copy of which is attached to the Plan as
      Exhibit II; and

           4. To transact such other business as may properly come before the Special Meeting.

     The Board of Directors of Columbia Federal has unanimously adopted the Plan. The Plan has also been approved by the United States Department of the Treasury, Office of Thrift Supervision (the "OTS"), subject to the approval of the Plan by the members of Columbia Federal at the Special Meeting and the satisfaction of certain other conditions.

     Pursuant to the Plan, Columbia Federal will become a wholly-owned subsidiary of CFKY, a corporation which was incorporated under Ohio law for the purpose of acquiring all of the capital stock to be issued by Columbia Federal in connection with the Conversion. See "THE BUSINESS OF CFKY." CFKY will conduct a subscription offering (the "Subscription Offering") in which up to 2,323,000 common shares, no par value, of CFKY (the "Common Shares") will be offered to subscribers in the following priority categories:

          (i) Eligible depositors of Columbia Federal as of September 30, 1996 ("Eligible Account Holders");

          (ii) The Columbia Financial of Kentucky, Inc., Employee Stock Ownership Plan (the "ESOP");

          (iii) Eligible depositors of Columbia Federal as of December 31, 1997 ("Supplemental Eligible Account Holders"); and

          (iv)  Certain other depositors and borrowers of Columbia Federal.

See "THE CONVERSION - Subscription Offering." Common shares not subscribed for the Subscription Offering may be offered to the general public in a direct community offering (the "Community Offering") in the manner established pursuant to the Plan and described in this Summary Proxy Statement. See "THE CONVERSION - Community Offering." The offering of the Common Shares is made only through the Prospectus of CFKY dated ________, 1998, a copy of which is included with this Summary Proxy Statement (the "Prospectus"). See "ADDITIONAL INFORMATION."

     The aggregate purchase price of the Common Shares to be offered by CFKY under the Plan is currently estimated to be between $17,170,000 and $23,230,000 (the "Valuation Range"). The total number of Common Shares sold in connection





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with the Conversion will be determined in the sole discretion of the Board of
Directors of CFKY if the aggregate value of the Common Shares sold is within the Valuation Range or does not exceed the maximum of the Valuation Range by more than 15%. The Valuation Range was determined by reference to an independent appraisal of Columbia Federal's estimated pro forma market value, as converted, prepared by Keller & Company, Inc. ("Keller"). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

     Upon the consummation of the Conversion, the Federal Stock Charter of Columbia Federal, a copy of which is attached to the Plan as Exhibit I, and the Federal Stock Bylaws, a copy of which is attached to the Plan as Exhibit II, will be the Charter and Bylaws of Columbia Federal as a stock savings and loan association.

     The approval of the Plan will have the effect of (i) terminating the voting rights of the present members of Columbia Federal and (ii) modifying, and eventually eliminating, the rights of the present members of Columbia Federal to receive any surplus in the event of a complete liquidation of Columbia Federal. Except for certain rights in the special liquidation account established by the Plan (the "Liquidation Account"), such voting and liquidation rights after the Conversion will vest exclusively in the holders of the common shares of CFKY. See "THE CONVERSION - Principal Effects of the Conversion."

     During and upon the completion of the Conversion, Columbia Federal will continue to provide services to depositors and borrowers pursuant to its current policies at its existing offices. In addition, Columbia Federal will continue to be a member of the Federal Home Loan Bank (the "FHLB") system, and savings accounts at Columbia Federal will continue to be insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF") administered by the Federal Deposit Insurance Corporation (the "FDIC").

     This Summary Proxy Statement is dated _____________, 1998, and is first being mailed to members of Columbia Federal on or about _____________, 1998.


                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

     All depositors having a deposit account of record with Columbia Federal on _________, 1998 (the "Voting Record Date"), and all borrowers having a loan of record with Columbia Federal on the Voting Record Date whose loans were in existence on December 16, 1995, are members of Columbia Federal eligible to vote at the Special Meeting ("Voting Members"). Voting Members who are depositors will be entitled to cast one vote for each $100, or fraction thereof, of the withdrawable value of their deposit accounts on the Voting Record Date; provided, however, that no member shall be entitled to less than one vote nor more than 1,000 votes.

     A deposit account in which one or more persons has an interest shall be deemed to be held by only one Voting Member for the purpose of voting at the Special Meeting. Any questions as to the eligibility of a member to vote, the number of votes allocated to each Voting Member or any other matter relating to voting will be resolved at the time of the Special Meeting by reference to the records of Columbia Federal. Voting members who are borrowers will be entitled to cast one vote for each loan in existence on December 16, 1995, and still outstanding on the Voting Record Date.

     Columbia Federal's records disclose that, as of the Voting Record Date, there were ___________ votes entitled to be cast at the Special Meeting, a majority of which are required to approve the Plan. A majority of the votes cast at the Special Meeting is necessary to adopt the Federal Stock Charter and the Federal Stock Bylaws of Columbia Federal.

     Columbia Federal, as the trustee of the Individual Retirement Accounts ("IRAs") at Columbia Federal, is empowered to vote at the Special Meeting all votes eligible to be cast with respect to each IRA. The Board of Directors has indicated that it intends to cast all of the votes under IRAs in favor of the approval of the Plan, unless contrary instructions are received from IRA holders. IRA holders who wish to give such instructions may do so by returning the enclosed Proxy.



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                                    PROXIES

     Voting Members may vote in person or by proxy at the Special Meeting. For Voting Members wishing to vote in person, ballots will be distributed at the Special Meeting. For Voting Members wishing to vote by proxy at the Special Meeting, the enclosed Proxy may be completed and given in accordance with this Summary Proxy Statement. Any other proxy held by Columbia Federal will not be used by Columbia Federal for the Special Meeting.

     A Proxy will be voted in the manner indicated thereon or, in the absence of specific instructions, will be voted FOR the approval of the Plan, FOR the adoption of the Federal Stock Charter and FOR the adoption of the Federal Stock Bylaws. Without affecting any vote previously taken, a Voting Member may revoke a Proxy at any time before such proxy is exercised by executing a later dated proxy or by giving Columbia Federal notice of revocation in writing or in open meeting at the Special Meeting. Attendance at the Special Meeting will not, of itself, revoke a Proxy.

     Proxies may be solicited by the directors, officers and employees of Columbia Federal in person or by telephone, telegraph, telecopy or mail, for use only at the Special Meeting and any adjournments thereof and will not be used for any other meeting. The cost of soliciting Proxies will be borne by Columbia Federal.


            MANAGEMENT'S RECOMMENDATIONS AND REASONS FOR CONVERSION

     THE BOARD OF DIRECTORS RECOMMENDS THAT MEMBERS VOTE FOR THE APPROVAL OF THE PLAN, FOR THE ADOPTION OF THE FEDERAL STOCK CHARTER AND FOR THE ADOPTION OF THE FEDERAL STOCK BYLAWS.

     In unanimously adopting the Plan, the Board of Directors determined that Columbia Federal will derive substantial benefits from the Conversion and that the Conversion is in the best interests of Columbia Federal, its members and the public. The principal factors considered by Columbia Federal's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion are the numerous competitive disadvantages which Columbia Federal faces if it continues in mutual form. These disadvantages relate to a variety of factors, including growth opportunities, employee retention and regulatory uncertainty. If Columbia Federal is to grow and continue to prosper, the mutual form of organization is the least desirable form from a competitive standpoint. Although Columbia Federal does not have any specific acquisitions planned at this time, the Conversion will position Columbia Federal to take advantage of any acquisition opportunities which may present themselves. Because a conversion to stock form is a time-consuming and complex process, Columbia Federal cannot wait until an acquisition is imminent to embark on the conversion process.

     As an increasing number of Columbia Federal's competitors convert to stock form and can use stock based compensation programs, Columbia Federal, as a mutual, is at a disadvantage when it comes to attracting and retaining qualified management. Columbia Federal believes that the ESOP for all employees and the Columbia Financial of Kentucky, Inc., 1998 Stock Option and Incentive Plan (the "Stock Option Plan") and the Columbia Financial of Kentucky, Inc., Recognition and Retention Plan (the "RRP") for directors and management are important tools, even though Columbia Federal will be required to wait until after the Conversion to implement the Stock Option Plan and the RRP.

     Another benefit of the Conversion will be an increase in capital. Notwithstanding Columbia Federal's current capital position, the importance of higher levels of capital cannot be ignored. As has been amply demonstrated in the past, changing accounting principles, interest rate shifts and changing regulations can threaten even well-capitalized institutions. As a mutual institution, Columbia Federal can increase capital only through retained earnings or the issuance of subordinated debentures, which do not count as Tier I capital for regulatory capital purposes. Capital that may seem unnecessary now may support future growth and help Columbia Federal withstand future threats to its capital.

     In view of the competitive disadvantages and the ongoing debate about the future of mutual institutions in the wake of regulatory consolidation and other forces, Columbia Federal is choosing to reject the uncertainty inherent in the mutual structure in favor of the more widely used, recognized and understood stock form of ownership.

     The Conversion will also give members of Columbia Federal, at their option, the opportunity to become shareholders of CFKY. No member of Columbia Federal will be obligated to subscribe or not to subscribe to common shares of CFKY (the "Common Shares") by voting on the Plan, nor will any member's deposit account be converted into




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Common Shares by such vote.  After completion of the Conversion, Columbia
Federal will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees.

     Upon the consummation of the Conversion, the Federal Stock Charter of Columbia Federal, a copy of which is attached to the Plan as Exhibit I, and the Federal Stock Bylaws of Columbia Federal, a copy of which is attached to the Plan as Exhibit II, will be the Charter and Bylaws of Columbia Federal as a stock savings bank.


                              THE BUSINESS OF CFKY

     CFKY was incorporated under Ohio law in 1997 at the direction of Columbia Federal for the purpose of serving as a holding company for Columbia Federal. CFKY has not conducted and will not conduct any business before the completion of the Conversion, other than business related to the Conversion. Upon the consummation of the Conversion, CFKY will be a unitary savings and loan holding company, the principal assets of which initially will be the capital stock of Columbia Federal and the investments made with the proceeds retained by CFKY from the sale of the Common Shares in connection with the Conversion. See "USE OF PROCEEDS."

     The main office of CFKY is located at 2497 Dixie Highway, Ft. Mitchell, Kentucky 41017-3085, and its telephone number is (606) 331-2419 .


                        THE BUSINESS OF COLUMBIA FEDERAL

GENERAL

     Columbia Federal is principally engaged in the business of making permanent first and second mortgage loans secured by one- to four-family residential real estate located in Columbia Federal's primary lending area and investing in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions and mortgage-backed securities. Columbia Federal also originates loans for the construction of residential real estate and loans secured by multifamily real estate (over four units) and nonresidential real estate. The origination of consumer loans, including loans secured by deposits and home improvement loans, constitutes a small portion of Columbia Federal's lending activities. Loan funds are obtained primarily from deposits, which are insured up to applicable limits by the FDIC, and loan and mortgage-backed securities repayments.

     Interest on loans, mortgage-backed securities and investments is Columbia Federal's primary source of income. Columbia Federal's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of Columbia Federal, which is the difference between interest earned on loans, mortgage-backed securities and other investments and interest paid on deposits. Like most thrift institutions, Columbia Federal's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities.

     Columbia Federal conducts business from its main office located in Ft. Mitchell, Kentucky, a branch office in each of the municipalities of Covington, Crescent Springs and Erlanger, which are located in Kenton County, Kentucky, and a branch office in Florence, which is located in Boone County, Kentucky. Columbia Federal's primary market area consists of Boone County and Kenton County, Kentucky.

     For a more detailed discussion of Columbia Federal's business and its operating strategy, see "THE BUSINESS OF COLUMBIA FEDERAL," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "RISK FACTORS" in the Prospectus.

                                 THE CONVERSION

     THE OTS HAS APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF COLUMBIA FEDERAL ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

     On October 9, 1997, the Board of Directors of Columbia Federal unanimously adopted a Plan of Conversion, which it amended on December 11, 1997. The Board of Directors recommends that the voting members of Columbia Federal approve the Plan at the Special Meeting to be held on _______________, 1998. During and upon completion of the Conversion, Columbia Federal will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees.

     Based on the current Valuation Range, between 1,717,000 and 2,323,000 Common Shares are expected to be offered in the Subscription Offering and the Community Offering. In the Community Offering, preference will be given to natural persons residing in Boone County and Kenton County, Kentucky, at a price of $10 per share. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum point of the Valuation Range in order for the Conversion to become effective. The actual number of shares sold in connection with the Conversion will be determined based upon the final determination of the pro forma market value of Columbia Federal at the completion of the Subscription Offering and the Community Offering. See "Pricing and Number of Common Shares to be Sold."

     The Common Shares will be offered in the Subscription Offering to (1) Eligible Account Holders, (2) the ESOP, (3) Supplemental Eligible Account Holders and (4) Voting Members. Any Common Shares not subscribed for in the Subscription Offering may be sold to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in either Boone County or Kenton County, Kentucky. Under OTS regulations, the Community Offering must be completed within 45 days after completion of the Subscription Offering, unless such period is extended by Columbia Federal with the approval of the OTS. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Board of Directors of Columbia Federal will consult with the OTS to determine an appropriate alternative method of selling unsubscribed Common Shares. No alternative sales methods are currently planned.

     OTS regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the Voting Members of Columbia Federal. The completion of the Conversion will be subject to market conditions and other factors beyond Columbia Federal's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of Columbia Federal. In such circumstances, Columbia Federal may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, Columbia Federal will be required to charge all Conversion expenses against current earnings.

PRINCIPAL EFFECTS OF THE CONVERSION

     VOTING RIGHTS. Deposit holders who are members of Columbia Federal in its mutual form will have no voting rights in Columbia Federal as converted and will not participate, therefore, in the election of directors or otherwise control Columbia Federal's affairs. After the Conversion, voting rights in Columbia Federal will be vested exclusively in CFKY as the sole shareholder of Columbia Federal. Voting rights in CFKY will be held exclusively by its shareholders. Each holder of CFKY's Common Shares will be entitled to one vote for each Common Share owned on any matter to be considered by CFKY's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

     DEPOSIT ACCOUNTS AND LOANS. Savings accounts in Columbia Federal, as converted, will be equivalent in amount, interest rate and other terms to the present savings accounts in Columbia Federal, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with Columbia Federal.

     TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by Columbia Federal of a private letter ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Columbia Federal intends to proceed with the Conversion based upon an opinion rendered by its special counsel, Vorys, Sater, Seymour and Pease, to the following effect:

     (1) The Conversion constitutes a reorganization within the meaning of
     Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Columbia Federal in its mutual form or in its stock form as a result of the Conversion. Columbia Federal in its mutual form and Columbia Federal in its stock form will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (2) No gain or loss will be recognized by Columbia Federal upon the receipt of money from CFKY in exchange for the capital stock of Columbia Federal, as converted;

     (3) The assets of Columbia Federal will have the same basis in its hands immediately after the Conversion as it had in its hands immediately prior to the Conversion, and the holding period of the assets of Columbia Federal after the Conversion will include the period during which the assets were held by Columbia Federal before the Conversion;

     (4) No gain or loss will be recognized to the deposit account holders of Columbia Federal upon the issuance to them, in exchange for their respective withdrawable deposit accounts in Columbia Federal immediately prior to the Conversion, of withdrawable deposit accounts in Columbia Federal immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in Columbia Federal immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of Columbia Federal, as described below;

     (5) The basis of the withdrawable deposit accounts in Columbia Federal held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in Columbia Federal immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members (hereinafter defined) will be zero (assuming that at distribution such rights have no ascertainable fair market value);

     (6) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

     (7) The basis of the Common Shares purchased by members of Columbia Federal pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

     (8) For purposes of Section 381 of the Code, Columbia Federal will be treated as if there had been no reorganization. The taxable year of Columbia Federal will not end on the effective date of the Conversion and, immediately after the Conversion, Columbia Federal in its stock form will succeed to and take into account the tax attributes of Columbia Federal in its mutual form immediately prior to the Conversion, including Columbia Federal's earnings and profits or deficit in earnings and profits;

     (9) The bad debt reserves of Columbia Federal in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of Columbia Federal in its stock form as a result of the Conversion, and immediately after the Conversion such bad debt reserves will have the same character in the hands of Columbia Federal in its stock form as they would have had if there had been no Conversion. Columbia Federal in its stock form will succeed to and take into account the dollar amounts of those accounts of Columbia Federal in its mutual form which represent bad debt reserves in respect of which Columbia Federal in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

     (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of Columbia Federal available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of Columbia Federal will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under
     Section 593(e) of the Code.

     Columbia Federal has received an opinion from Keller to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

     Columbia Federal has also received an opinion from VonLehman & Company Inc., Ft. Mitchell, Kentucky, to the effect that the tax effects of the Conversion under Kentucky law are substantially the same as they are under federal law.

     Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member is urged to consult his or her own tax advisor with respect to the effect of such tax consequences on his or her own particular facts and circumstances.

     LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of Columbia Federal in its present mutual form, each depositor in Columbia Federal would receive a pro rata share of any assets of Columbia Federal remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in Columbia Federal at the time of liquidation.

     In the event of a complete liquidation of Columbia Federal in its stock form after the Conversion, each savings depositor as of September 30, 1996 (the "Eligibility Record Date"), and December 31, 1997 (the "Supplemental Eligibility Record Date"), would have a claim of the same general priority as the claims of all other general creditors of Columbia Federal. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of Columbia Federal above that amount. Such assets would be distributed to CFKY as the sole shareholder of Columbia Federal.

     For the purpose of granting a limited priority claim to the assets of Columbia Federal in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at Columbia Federal after the Conversion, Columbia Federal will, at the time of Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of Columbia Federal as of the latest practicable date prior to the Conversion at which such regulatory capital can be determined. For this purpose, Columbia Federal shall use the regulatory capital figure no later than that set forth in its latest statement of financial condition contained in the Prospectus. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of Columbia Federal.

     Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be.

     The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on any annual closing date of Columbia Federal subsequent to the respective record dates the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

     In the event of a complete liquidation of the converted Columbia Federal (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to CFKY as the sole shareholder of Columbia Federal. Any assets remaining after satisfaction of such liquidation rights and the claims of Columbia Federal's creditors would be distributed to CFKY as the sole shareholder of Columbia Federal. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

     COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

     The Boards of Directors of Columbia Federal and CFKY will interpret the Plan. To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of Columbia Federal and CFKY will be final. The Plan may be amended by the Boards of Directors of Columbia Federal and CFKY at any time before completion of the Conversion with the concurrence of the OTS. If Columbia Federal and CFKY determine upon advice of counsel and after consultation with the OTS that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his or her funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his or her funds promptly refunded with interest.

CONDITIONS AND TERMINATION

     The completion of the Conversion requires the approval of the Plan and the adoption of the Federal Stock Charter and Federal Stock Bylaws by the Voting Members of Columbia Federal at the Special Meeting and the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and Columbia Federal will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS.

SUBSCRIPTION OFFERING

     THE SUBSCRIPTION OFFERING WILL EXPIRE AT ___ _.M., EASTERN TIME, ON THE SUBSCRIPTION EXPIRATION DATE. SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE THE SUBSCRIPTION EXPIRATION DATE WILL BE VOID, WHETHER OR NOT CFKY HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

     Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for shares must represent to CFKY that the subscriber is purchasing such shares for the subscriber's own account and that the subscriber has no agreement or understanding with any other person for the sale or transfer of such shares.

     The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of such shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the Voting Members of Columbia Federal at the Special Meeting.

     The preference categories for the allocation of Common Shares, which have been established by the Plan in accordance with applicable regulations, are as follows:

          Category 1. Eligible Account Holders will receive, without payment, nontransferable subscription rights to purchase up to the greater of (i) the number of Common Shares permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares."

          If the exercise of subscription rights in this Category 1 results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. No fractional shares will be issued. The subscription rights of the Eligible Account Holders are subordinate to the limited priority right of the ESOP set forth in the following paragraph.


          Category 2. The ESOP will receive, without payment, nontransferable subscription rights to purchase up to 10% of the Common Shares sold in connection with the Conversion. The subscription rights of the ESOP will be subordinate to the subscription rights in Category 1, except that if the final pro forma market value of Columbia Federal exceeds the maximum of the Valuation Range, the ESOP shall have first priority with respect to the amount sold in excess of the maximum of the Valuation Range. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes due to an oversubscription in Category 1, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of CFKY. If the ESOP purchases authorized but unissued shares from CFKY, such purchases would have a dilutive effect on the interests of CFKY's shareholders.

          Category 3. Supplemental Eligible Account Holders will receive, without payment, non-transferable subscription rights to purchase up to the greater of (i) the number of Common Shares permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares."


          If the exercise of subscription rights in this Category 3 results in an over-subscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

          Subscription rights received in this Category 3 will be subordinate to the subscription rights in Categories 1 and 2.

          Category 4. All Voting Members who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Eligible Members") will receive nontransferable subscription rights to purchase Common Shares in an amount up to the greater of the number permitted to be purchased in the Community Offering or .10% of the total number of Common Shares sold in connection with the Conversion, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares." In the event of an oversubscription in this Category 4, the available shares will be allocated among subscribing Other Eligible Members on an equitable basis in the same proportion that their respective subscriptions bear to the total amount of all subscriptions in this Category 4.

     Subscription rights received in this Category 4 will be subordinate to the subscription rights in Categories 1 through 3.


     The Board of Directors may reject any one or more subscriptions if, based upon the Board of Directors' interpretation of applicable regulations, such subscriber is not entitled to the shares for which he or she has subscribed or if the sales of the shares subscribed for would be in violation of any applicable statutes, regulations or rules.

     CFKY will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for Common Shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require CFKY or its officers or directors, to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

     The term "resident" as used herein with respect to the Subscription Offering means any person who, on the date of submission of a stock order form, maintained a bona fide residence within a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business.
If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of Columbia Federal and CFKY.

COMMUNITY OFFERING

     Concurrently with the Subscription Offering, CFKY is hereby offering Common Shares in the Community Offering, subject to the limitations set forth below, to the extent such shares remain available based upon the final appraisal of Columbia Federal on a pro forma basis and after the satisfaction of all orders received in the Subscription Offering. If subscriptions are received in the Subscription Offering for at least 2,323,000 Common Shares, Common Shares may not be offered in the Community Offering. If subscriptions for at least 2,323,000 Common Shares have not been received by the Subscription Expiration Date, CFKY anticipates offering Common Shares in the Community Offering to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. All sales of Common Shares in the Community Offering will be at the same price per share as the sales of Common Shares in the Subscription Offering. THE COMMUNITY OFFERING MAY EXPIRE AT ANY TIME WHEN ORDERS FOR AT LEAST 2,323,000 COMMON SHARES HAVE BEEN RECEIVED, BUT IN NO EVENT LATER THAN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE, OR ___, 1998, UNLESS EXTENDED BY COLUMBIA FEDERAL AND CFKY WITH THE APPROVAL OF THE OTS, IF NECESSARY. IN ACCORDANCE WITH THE PLAN, THE OFFERING MAY NOT BE EXTENDED BEYOND ______, 2000.

     In the event shares are available in the Community Offering, members of the general public may purchase up to 15,000 Common Shares. See "Limitations on Purchases of Common Shares." If an insufficient number of shares is available to fill all of the orders received in the Community Offering, the available shares will be allocated in the Community Offering in a manner to be determined by the Board of Directors of CFKY, subject to the following:

     (i) In the Community Offering, preference will be given to natural persons who reside in either Boone County or Kenton County, Kentucky, the counties in which the offices of Columbia Federal are located;

     (ii) Orders received in the Community Offering will first be filled up to a maximum of two percent of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled;

     (iii) No person, together with any Associate and groups Acting in Concert, may purchase more than 15,000 Common Shares in the Community Offering; and

     (iv) The right of any person to purchase Common Shares in the Community Offering is subject to the right of CFKY and Columbia Federal to accept or reject such purchases in whole or in part.

     The term "resident" as used herein with respect to the Community Offering means any natural person who, on the date of submission of a stock order form, maintained a bona fide residence within, as appropriate, Boone County or Kenton County, Kentucky, or a jurisdiction in which the Common Shares are being offered for sale.

LIMITATIONS ON PURCHASES OF COMMON SHARES

     The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent such shares are available, the minimum number of shares that may be purchased by any party is 25. No fractional shares will be issued.

     Currently, no person, together with Associates (hereinafter defined) and groups Acting in Concert (hereinafter defined), may purchase more than 30,000 Common Shares. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Columbia Federal, purchase limitations may be increased or decreased at the sole discretion of the Boards of Directors of CFKY and Columbia Federal at any time. If such amount is increased, persons who subscribed for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights. The Boards of Directors of CFKY and Columbia Federal may, in their sole discretion, increase the maximum purchase limitation referred to above up to 10% of the Common Shares sold in connection with the Conversion, provided that orders for shares exceeding 5% of the shares to be issued in the Conversion shall not exceed, in the aggregate, 10% of the shares to be issued in the Conversion. In the event that the purchase limitation is decreased after commencement of the Subscription Offering, the order of any person who subscribed for the maximum number of Common Shares shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

     "Acting in Concert" is defined as "knowing participation in a joint activity or independent conscious parallel action towards a common goal whether or not pursuant to an express agreement" or "a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise." Persons shall be presumed to be Acting in Concert with each other, subject to rebuttal through a filing with the OTS, if:
(i) both are purchasing Common Shares in the Conversion and (a) are certain executive officers, including the president, chief executive officer, chief operating officer or vice president, directors, trustees, partners, persons who perform, or whose nominees or representatives perform, similar policy making functions at a company (other than Columbia Federal or CFKY), a principal business unit or subsidiary of a company, a partnership, a joint venture or a similar organization; (b) are persons who directly or indirectly own or control 10% or more of the stock of a company (other than Columbia Federal or CFKY); or
(c) constituted a group under the beneficial ownership reporting rules under
Section 13 or the proxy rules under Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) one person provides credit to the other for the purchase of Common Shares or is instrumental in obtaining that credit. Companies (other than Columbia Federal or CFKY), partnerships, joint ventures and similar organizations shall be presumed to be acting in concert with their executive officers, directors, trustees, trusts for which they serve as trustee, partners, agents who perform, or whose nominees or representatives perform, similar policy making functions and persons who directly or indirectly own or control 10% or more of their stock if both are purchasing Common Shares in the Conversion. In addition, if a person is presumed to be Acting in Concert with another person, company or similar organization, then such person is presumed to Act in Concert with anyone else who is, or is presumed to be, Acting in Concert with such other person, company or similar organization.

     For purposes of the Plan, (i) the directors of Columbia Federal are not deemed to be Acting in Concert solely by reason of their membership on the Board of Directors of Columbia Federal; (ii) an associate of a person (an "Associate") is (a) any corporation or organization (other than Columbia Federal) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Columbia Federal. Executive officers and directors of Columbia Federal and their Associates may not purchase, in the aggregate, more than 33.7% of the total number of Common Shares sold in the Conversion. Shares acquired by the ESOP will not, pursuant to regulations governing the Conversion, be aggregated with the shares purchased by the directors, officers and employees of Columbia Federal.

     Purchases of Common Shares are also subject to the change in control regulations of the OTS. Such regulations restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons Acting in

Concert. See "RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS - Federal Law and Regulation" in the Prospectus.

     After the Conversion, Common Shares, except for shares purchased by officers and directors of CFKY, will be freely transferable, subject to OTS regulations. See "Restrictions on Transferability of Common Shares by Directors and Officers."

PLAN OF DISTRIBUTION

     The offering of the Common Shares is made only pursuant to this Prospectus, which is available to all eligible subscribers by mail. See "ADDITIONAL INFORMATION." Additional copies are available at the offices of Columbia Federal. Sales of Common Shares will be made primarily by registered representatives affiliated with Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Webb"). CFKY will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of CFKY and Columbia Federal to participate in the sale of Common Shares, except that officers, directors and employees will not participate in the sale of Common Shares to residents of any state in which such persons have not met such state's requirements for participation. No officer, director or employee of CFKY or Columbia Federal will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.

     To assist CFKY in marketing the Common Shares, CFKY has retained Webb, which is a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). Webb will consult with and advise CFKY and assist with the sale of the Common Shares on a best efforts basis in connection with the Conversion. The services to be rendered by Webb include assisting CFKY in conducting the Subscription Offering and the Community Offering and educating Columbia Federal personnel about the Conversion process. Webb has no obligation to purchase any of the Common Shares.

     For its services, Webb will receive a commission equal to 1.50% of the aggregate purchase price paid for shares sold to residents of Boone County and Kenton County, Kentucky; 1.25% of the aggregate purchase price of Common Shares sold to residents of counties contiguous to Boone County or Kenton County, Kentucky; and 0.75% of the aggregate purchase price of Common Shares sold to persons not residents of Boone County or Kenton County, Kentucky, or counties contiguous thereto. No commission will be paid on shares purchased by Columbia Federal's directors, executive officers or employees or their immediate family members or the ESOP. In the event that Columbia Federal requests Webb to obtain the assistance of other broker-dealers ("Selected Dealers") to sell Common Shares in the Community Offering, Webb will be paid a commission of 5.5% of the aggregate purchase price of Common Shares sold by Selected Dealers, from which the Selected Dealers will be paid, instead of the commission based upon the residence of the purchasers. A management fee of $25,000 has already been paid to Webb, and such amount will be deducted from the commission. Columbia Federal will reimburse Webb for all reasonable out-of-pocket expenses, including legal fees, not to exceed $35,000.

     Columbia Federal has agreed to indemnify Webb against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

EFFECT OF EXTENSION OF COMMUNITY OFFERING

     If the Community Offering extends beyond 45 days after the Subscription Expiration Date, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that until a date specified in the notice, they have the right to increase, decrease or rescind their subscriptions for Common Shares. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription during any such extension shall have the appropriate portion of his funds promptly refunded with interest.

USE OF ORDER FORMS

     Subscriptions for Common Shares in the Subscription Offering and the Community Offering may be made only by completing and submitting an Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to CFKY at 2497 Dixie Highway, Ft. Mitchell, Kentucky 41017-3085, or at any of its branches by mail or in person, prior to _____.m., Eastern Time, on ______, 1998, a properly executed and completed original Order Form, together with full payment of the subscription price of $10.00 for each share for which subscription is made.

Photocopies or telecopies of Order Forms will not be accepted. THE FAILURE TO DELIVER A PROPERLY EXECUTED ORIGINAL ORDER FORM AND FULL PAYMENT IN A MANNER BY WHICH THEY ARE ACTUALLY RECEIVED BY CFKY NO LATER THAN ___ _.M. ON THE SUBSCRIPTION EXPIRATION DATE WILL PRECLUDE THE PURCHASE OF COMMON SHARES IN THE OFFERING.

     AN EXECUTED ORDER FORM, ONCE RECEIVED BY CFKY, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF CFKY, UNLESS (I) THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE, OR (II) THE FINAL VALUATION OF COLUMBIA FEDERAL, AS CONVERTED, IS LESS THAN $17,170,000 OR MORE THAN $26,714,500. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION OFFERING OR IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT UNTIL A DATE SPECIFIED IN THE NOTICE, THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS OR HER SUBSCRIPTION OR ELECTS TO RESCIND HIS OR HER SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS OR HER FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS OR HER SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS OR HER FUNDS PROMPTLY REFUNDED WITH INTEREST.

PAYMENT FOR COMMON SHARES

     Payment of the subscription price for all Common Shares for which subscription is made must accompany all completed Order Forms and Forms of Certification in order for subscriptions to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person, (ii) by check, bank draft or money order payable to the order of Columbia Federal, or (iii) by authorization of withdrawal from savings accounts in Columbia Federal (other than non-self-directed IRAs). Wire transfers will not be accepted. Columbia Federal cannot lend money or otherwise extend credit to any person to purchase Common Shares, other than the ESOP.

     Payments made in cash or by check, bank draft or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits. Interest will be paid by Columbia Federal on such accounts at Columbia Federal's passbook rate, currently ______% annual percentage yield, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until such check has cleared for payment.

     During the Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with Columbia Federal as of a certain date (the "Order Date") for the purchase of Common Shares. When and if Columbia Federal believes that enough indications of interest and orders have been received to consummate the Conversion, Webb will request, as of the Order Date, Selected Dealers submit orders to purchase shares for which Selected Dealers have previously received indications of interest from the Selected Dealers' customers. The Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. The Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to Columbia Federal. Funds will be returned promptly in the event the Conversion is not consummated.

     Instructions for authorizing withdrawals from savings accounts are provided in the Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be cancelled and the remaining balance will earn interest at Columbia Federal's passbook rate subsequent to the withdrawal.

     Persons who are beneficial owners of IRAs maintained at Columbia Federal do not personally have subscription rights related to such account. The account itself, however, may have subscription rights. In order to utilize funds in an IRA maintained at Columbia Federal, the funds must be transferred to a self-directed IRA that permits the IRA funds to be invested in stock. The beneficial owner of the IRA must direct the trustee of the IRA to use funds from such account to purchase Common Shares in connection with the Conversion. Persons who are interested in utilizing IRAs at Columbia Federal to subscribe for Common Shares should contact the Columbia Federal Stock Information Center at (___) ___-____ for instructions and assistance.

     Subscriptions will not be filled by CFKY until subscriptions have been received in the Subscription Offering and the Community Offering for up to 1,717,000 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to CFKY for the purchase of Common Shares will be returned with interest, and all charges to savings accounts will be rescinded. Subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. Certificates representing Common Shares will be delivered promptly thereafter.

     If the ESOP subscribes for Common Shares in the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

     The following table sets forth certain information regarding the subscription rights intended to be exercised by the directors and executive officers of Columbia Federal and their Associates. For purposes of this table, it has been assumed that 2,020,000 Common Shares will be sold in connection with the Conversion at $10 per share, that the purchase limitations are not changed and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."


                                Percent      Aggregate
                        Total   of total      purchase
Name                   shares   offering       price
----                   ------   --------     ---------
J. Robert Bluemlein          -        -%     $        -
Kenneth R. Kelly        30,000    1.49          300,000
John C. Layne           10,000     .50          100,000
Daniel T. Mistler       10,000     .50          100,000
Fred A. Tobergte, Sr.   30,000    1.49          300,000
Geraldine Zembrodt      20,000     .99          200,000
Robert V. Lynch         30,000    1.49          300,000
Mary Jane Lucas          5,000     .25           50,000
George Raybourne         2,500     .12           25,000
Edward Schwartz         20,000     .99          200,000
Harold E. Taylor        30,000    1.49          300,000
Abijah Adams            10,000     .50          100,000
Carol S. Margrave        3,000     .15           30,000
                        ------    ----       ----------
  Total                200,500    9.93%      $2,005,000

     All purchases by executive officers and directors of Columbia Federal are made for investment purposes only and with no intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

     The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of Columbia Federal. Keller, a firm which evaluates and appraises financial institutions, was retained by Columbia Federal to prepare an appraisal of the estimated pro forma market value of Columbia Federal as converted. Keller will receive a fee of $17,000 for its appraisal, which amount includes out-of-pocket expenses.

     The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the present and projected operating results and financial condition of Columbia Federal and the economic and demographic conditions in Columbia Federal's existing market area; the quality and depth of Columbia Federal's management and personnel; certain historical financial and other information relating to Columbia Federal and a comparative evaluation of the operating and financial statistics of Columbia Federal with those of other thrift institutions; the aggregate size of the offering; the impact of the Conversion on Columbia Federal's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions; the effect of Columbia Federal becoming a subsidiary of CFKY; and general conditions in the markets for such stocks.

     Keller's valuation of the estimated pro forma market value of Columbia Federal, as converted, is $20,200,000 as of November 28, 1997 (the "Pro Forma Value"). CFKY will issue the Common Shares at a fixed price of $10.00 per share and, by dividing the price per share into the final Pro Forma Value, determined at the completion of the Conversion, will determine the number of shares to be issued. Applicable regulations also require, however, that the appraiser establish the Valuation Range of 15% on either side of the Pro Forma Value to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for thrift shares and other factors from the time of commencement of the Subscription Offering until the completion of the Conversion.

     As of September 30, 1997, the Valuation Range was from $17,170,000 to $23,230,000, which, based upon a per share offering price of $10.00, will result in the sale of between 1,717,000 and 2,323,000 Common Shares. In the event that Keller determines at the close of the Conversion that the aggregate pro forma value of Columbia Federal is higher or lower than the Pro Forma Value as of November 28, 1997, but is nevertheless within the Valuation Range, or is not more than 15% above the maximum point of the Valuation Range, CFKY will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final Pro Form Value. If, due to changing market conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given a notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

     THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY COLUMBIA FEDERAL AND ITS INDEPENDENT AUDITORS. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY COLUMBIA FEDERAL AND ITS INDEPENDENT AUDITORS, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF COLUMBIA FEDERAL OR CFKY. THE VALUATION CONSIDERS COLUMBIA FEDERAL ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF COLUMBIA FEDERAL. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES WITHIN THE ESTIMATED PRICE RANGE.

     A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, DC 20552, at 200 W. Madison Street, Suite 1300, Chicago, Illinois 60606, and at each of the offices of Columbia Federal. It has also been filed as an exhibit to the Registration Statement.

RESTRICTION ON REPURCHASE OF COMMON SHARES

     Federal regulations prohibit CFKY from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of CFKY's outstanding capital stock during a twelve-month period or except as such a repurchase would be otherwise approved by the OTS. In addition, after such a repurchase, Columbia Federal's regulatory capital must equal or exceed all regulatory capital requirements. Before commencement of such a program, CFKY must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of Columbia Federal or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following Conversion.

RESTRICTIONS ON TRANSFERABILITY OF COMMON SHARES BY DIRECTORS AND OFFICERS

     Common Shares purchased by directors or executive officers of CFKY or their Associates will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by CFKY to directors, executive officers and their Associates will bear a legend giving appropriate notice of the restriction imposed upon the transfer of such Common Shares. In addition, CFKY will give appropriate instructions to the transfer agent (if any) for CFKY's Common Shares in respect of the applicable restriction for transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

     Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of CFKY or Columbia Federal, or any of their Associates, may purchase any common shares of CFKY without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of CFKY or shares acquired by any stock benefit plan of Columbia Federal or CFKY.

     The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Securities Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of CFKY may be resold without registration. Common Shares received by affiliates of CFKY will be subject to resale restrictions. An "affiliate" of CFKY, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, CFKY. Rule 144 generally requires that there be publicly available certain information concerning CFKY and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of CFKY or
(ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, the average weekly reported volume of trading during the four weeks preceding the sale.

RIGHTS OF REVIEW

     Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves the Plan may obtain review of such action by filing in the Court of Appeals of the United States for the circuit in which the principal office or residence of such person is located or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the date of mailing of proxy materials to the Voting Members of Columbia Federal or within 30 days after the date of publication in the Federal Register of notice of approval of the Plan by the OTS, whichever is later.


                                USE OF PROCEEDS

     The following table presents the estimated gross and net proceeds from the sale of the Common Shares in connection with the Conversion based on the Valuation Range:


                                                                 15% above
                           Minimum     Mid-point     Maximum      Maximum
                          ---------   ----------   -----------   ----------
Gross proceeds           $17,170,000  $20,200,000  $23,230,000  $26,714,500
Less estimated expenses      620,000      658,000      695,000      737,000
                         -----------  -----------  -----------  -----------
Total net proceeds       $16,550,000  $19,542,000  $22,535,000  $25,977,500

The final Pro Forma Value may be outside the Valuation Range, depending upon financial, market and regulatory conditions at the time of the completion of the offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The expenses are estimated assuming that (a) all of the indicated number of Common Shares are sold in the Subscription Offering; (b) the directors, officers and their associates purchase 200,500 shares; (c) the ESOP purchases 8% of the Common Shares sold; and (d) 60% of the Common Shares are sold to residents of Boone County or Kenton County, Kentucky, 20% of the Common Shares are sold to residents of counties contiguous to either Boone County or Kenton County, Kentucky, and 20% of the Common Shares are sold to persons not residents of Boone County or Kenton County, Kentucky, or any county contiguous to either of such counties. Actual expenses may be more or less than estimated. See "THE CONVERSION - Plan of Distribution."

     CFKY will retain 50% of the net proceeds from the sale of the Common Shares, or $9,771,000 at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP, which CFKY intends to accept in exchange for the issuance of Common Shares to the ESOP. Such proceeds will be used to fund the RRP and, initially, will be invested in short-term and intermediate-term government securities. The remainder of the net proceeds received from the sale of the Common

Shares, $9,771,000 at the mid-point of the Valuation Range, will be invested by CFKY in the capital stock to be issued by Columbia Federal to CFKY as a result of the Conversion. Such investment will increase the regulatory capital of Columbia Federal and will permit Columbia Federal to expand its lending and investment activities and to enhance customer services. Enhanced customer services may include the origination of additional types of loans, including commercial loans and additional types of consumer loans, such as home equity loans.

     Columbia Federal anticipates that such net proceeds initially will be invested in mortgage-backed securities. Eventually, however, Columbia Federal will attempt to use the net proceeds to originate loans. Such use will be consistent with Columbia Federal's effort to increase its income. See "RISK FACTORS - Low Return on Assets and Low Return on Equity" in the Prospectus.

     Although CFKY and Columbia Federal could use the increase in capital to acquire other financial institutions or for CFKY to repurchase its own outstanding shares, CFKY and Columbia Federal have no current plans or agreements, written or oral, and are not negotiating, to acquire any other institution and have no current plans for CFKY to repurchase any of its shares.


                            MARKET FOR COMMON SHARES

     There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Columbia Federal. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.

     CFKY has received approval to have the Common Shares quoted on the Nasdaq National Market System under the symbol ["CFKY"] upon the closing of the Conversion, subject to certain conditions which CFKY and Columbia Federal believe will be satisfied, although no assurance can be provided that the conditions will be met. In connection with such approval, Webb has informed Columbia Federal that Keefe, Bruyette & Woods, Inc., intends to make a market in the Common Shares, although it is under no obligation to do so. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that such market will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS - Limited Market for the Common Shares" in the Prospectus.


                                DIVIDEND POLICY

     The declaration and payment of dividends by CFKY will be subject to the discretion of the Board of Directors of CFKY and will be based on the earnings and financial condition of CFKY and general economic conditions. If the Board of Directors of CFKY determines in the exercise of its discretion that the net income, capital, and consolidated financial condition of CFKY and the general economy justify the declaration and payment of dividends by CFKY, the Board of Directors of CFKY may authorize the payment of dividends on the Common Shares, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be declared and paid on the Common Shares or, if declared and paid, that such dividends will continue to be paid in the future. In addition, pursuant to a requirement of the OTS, CFKY will not take any action that would further the payment of a tax-free return of capital to its shareholders during the first year following the completion of the Conversion.

     Other than earnings on the investment of the proceeds retained by CFKY, the only source of income of CFKY will be dividends periodically declared and paid by the Board of Directors of Columbia Federal on the common stock of
Columbia Federal held by CFKY.   The declaration and payment of dividends by
Columbia Federal to CFKY will be subject to the discretion of the Board of Directors of Columbia Federal, to the earnings and financial condition of Columbia Federal, to general economic conditions and to federal restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, Columbia Federal will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources" in the Prospectus. Columbia Federal may not pay a dividend unless such dividend also complies with a regulation of the OTS limiting capital distributions by savings associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" in the Prospectus.


                                 CAPITALIZATION

     Set forth below is the capitalization of Columbia Federal as of September 30, 1997, and the consolidated pro forma capitalization of CFKY, as adjusted to give effect to the sale of Common Shares based on the Valuation Range and estimated expenses. A change in the number of Common Shares sold in the Conversion would materially affect such pro forma capitalization. See "USE OF PROCEEDS" and "THE CONVERSION - Pricing and Number of Common Shares to be Sold."


                                                                                  Pro forma capitalization of CFKY
                                                                             at September 30, 1997, assuming the sale of:
                                                                  ---------------------------------------------------------------
                                                                     1,717,000       2,020,000       2,323,000       2,671,450
                                                 Historical           Common           Common         Common           Common
                                               capitalization         Shares           Shares         Shares           Shares
                                            of Columbia Federal     (Offering        (Offering       (Offering       (Offering
                                              at September 30,       price of        price of        price of         price of
                                                    1997          $10 per share)   $10 per share)  $10 per share)  $10 per share)
                                            -------------------   --------------   --------------  --------------  --------------
                                                                                   (In thousands)
Deposits(1)                                       $90,195             $90,195          $90,195         $90,195         $90,195
Borrowings                                              -                   -                -               -               -
Capital and retained earnings:
  Preferred Shares, no par value per
    share: authorized - 1,000,000
    shares, assumed outstanding - none                  -                   -                -               -               -
Common Shares, no par value per
 share: authorized - 6,000,000
 shares; assumed  outstanding - as
 shown (2)                                              -                    -               -               -               -
Additional paid-in capital                              -               16,550          19,542          22,535          25,978
Less Common Shares acquired by the
ESOP (3)                                                -               (1,374)         (1,616)         (1,858)         (2,137)
Less Common Shares acquired by the
RRP (4)                                                 -                 (687)           (808)           (929)         (1,069)
Retained earnings, net, substantially
restricted (5)                                     13,090               13,090          13,090          13,090          13,090
Unrealized gain on securities
available for sale, net                                 1                    1               1               1               1
                                                  -------              -------         -------         -------         -------
Total capital and retained earnings               $13,091              $27,580         $30,209         $32,839         $35,863
                                                  =======              =======         =======         =======         =======

____________

(1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Shares in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) The number of Common Shares to be issued will be determined on the basis of the final valuation of Columbia Federal. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Common Shares assumed outstanding does not reflect the issuance of any Common Shares that may be reserved for issuance under the Stock Option Plan. See "MANAGEMENT OF COLUMBIA FEDERAL - Stock Benefit Plans -- Stock Option Plan" in the Prospectus. Reflects receipt of the proceeds from the sale of the Common Shares, net of estimated expenses. Estimated expenses include estimated sales commissions payable to Webb. Such sales commissions have been computed based on the following assumptions: (i) 200,500 Common Shares sold in the Offering will be purchased by directors, officers and employees of Columbia Federal and the members of their immediate families;
     (ii) 8% of the Common Shares sold in the Offering will be purchased by the ESOP; and (iii) the remaining 1,657,900 Common Shares sold in connection with the Conversion will be purchased in the Subscription Offering with sales commissions of 1.50%, 1.25% and 0.75% on 60%, 20% and 20%, respectively, of the aggregate dollar amount paid for such Common Shares.

(3) Assumes that 8% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP with funds borrowed by the ESOP from CFKY for a term of 11 years at a rate of 9.5%. The ESOP loan will be secured solely by the Common Shares purchased by the ESOP. Columbia Federal has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce Columbia Federal's total capital and retained earnings, as reflected in the table. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of CFKY. If the ESOP purchases authorized but unissued shares from CFKY, such purchases would have a dilutive effect of approximately 7.41% on the voting interests of CFKY's shareholders. See "MANAGEMENT OF COLUMBIA FEDERAL - Employee Stock Ownership Plan" and "RISK FACTORS - Dilutive Effect and Negative Effect on Earnings of Purchases by the ESOP and the RRP" in the Prospectus.

(4) Assumes that 4% of the Common Shares will be acquired in the open market by the RRP after the Conversion at a price of $10.00 per share. There can be no assurance that the RRP will be implemented, that a sufficient number of shares will be available for purchase by the RRP or that shares could be purchased at a price of $10.00. A higher price per share, assuming the purchase of the entire 4% of the shares, would reduce pro forma shareholders' equity. The RRP may purchase shares in the open market or may purchase authorized but unissued shares from CFKY. If authorized but unissued shares are purchased, the voting interests of existing shareholders would be diluted approximately 3.85%. See "MANAGEMENT OF COLUMBIA FEDERAL - Recognition and Retention Plan and Trust" in the Prospectus.

(5) Retained earnings include restricted and unrestricted retained earnings and unrealized gain on securities designated as available for sale. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" for information concerning the liquidation account to be established in connection with the Conversion and "TAXATION - Federal Taxation" in the Prospectus for information concerning restricted retained earnings for federal tax purposes.


                                 PRO FORMA DATA

     Set forth below are the pro forma consolidated net earnings of CFKY for the year ended September 30, 1997, and the pro forma shareholders' equity of CFKY at such dates, along with the related pro forma per share amounts, giving effect to the sale of the Common Shares in connection with the Conversion. The computations are based on the assumed issuance of 1,717,000 Common Shares (minimum point of the Valuation Range), 2,020,000 Common Shares (mid-point of the Valuation Range), 2,323,000 Common Shares (maximum point of the Valuation Range) and 2,671,450 Common Shares (15% above the maximum point of the Valuation Range). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The pro forma data is based on the following assumptions: (i) the sale of the Common Shares occurred at the beginning of the periods and yielded the net proceeds indicated; (ii) such net proceeds were invested by CFKY and Columbia Federal at the beginning of the specified period at 5.35%; (iii) no withdrawals from existing deposit accounts were made to purchase the Common Shares; (iv) CFKY will accept a promissory note from the ESOP in exchange for the issuance of Common Shares; and (v) a portion of the cash proceeds retained by CFKY will be used to fund the RRP and, pending such investment, be invested in short-term and intermediate-term government securities. The assumed return is based upon the yield for one year United States Treasury bills at November 28, 1997, because management intends to invest the initial cash proceeds in government securities and mortgage-backed securities. In calculating pro forma net earnings, a statutory federal income tax rate of 34% has been assumed for the period, resulting in an after tax yield of 3.53%. In the opinion of management, the assumed after-tax yield does not differ materially from the estimated after-tax yield which will be obtained on the initial investment of the cash proceeds in government securities and mortgage-backed securities and is viewed as being more relevant in the current low interest rate environment than the use of an arithmetic average of the fiscal year 1997 weighted average yield on interest-earning assets and weighted average rates paid on deposits during such period. Management also believes that utilization of savings withdrawals to fund stock purchases would not have a material impact on the pro forma data presented.

     NO ASSURANCE CAN BE PROVIDED THAT THE YIELDS OR RESULTS SET FORTH IN THE PRO FORMA DATA WILL BE ACHIEVED ON INVESTMENT OF THE CONVERSION PROCEEDS. MOREOVER, THE PRO FORMA NET EARNINGS AMOUNTS DERIVED FROM THE ASSUMPTIONS SET FORTH HEREIN SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OPERATIONS OF CFKY THAT WOULD HAVE BEEN ATTAINED FOR ANY PERIOD IF THE CONVERSION HAD BEEN ACTUALLY CONSUMMATED AT THE BEGINNING OF SUCH PERIOD. FURTHER, THE RATIO OF SHARE OFFERING PRICE TO THE PRO FORMA BOOK VALUE IS NOT REPRESENTATIVE OF ANY POTENTIAL PRICE APPRECIATION ON THE COMMON SHARES. NO EFFECT HAS BEEN GIVEN IN THE PRO FORMA SHAREHOLDERS' EQUITY FOR ANY ASSUMED EARNINGS ON THE NET PROCEEDS OF THE CONVERSION.


                                                           At and for the year ended September 30, 1997, assuming the sale of:
                                                    --------------------------------------------------------------------------------
                                                         1,717,000           2,020,000            2,323,000            2,671,450
                                                       Common Shares       Common Shares        Common Shares        Common Shares
                                                    (Offering price of  (Offering price of   (Offering price of   (Offering price of
                                                     $10.00 per share)   $10.00 per share)    $10.00 per share)    $10.00 per share)
                                                    ------------------  ------------------   ------------------   ------------------
                                                                     (Dollars in thousands, except per share amounts)
Gross proceeds                                            $17,170             $20,200              $23,230               $26,715
Estimated expenses                                            620                 658                  695                   737
                                                          -------             -------              -------               -------
Estimated net proceeds                                    $16,550             $19,542              $22,535               $25,978
                                                          -------             -------              -------               -------
Less Common Shares acquired by the RRP (1)                   (687)               (808)                (929)               (1,069)
Less Common Shares acquired by the ESOP (2)                (1,374)             (1,616)              (1,858)               (2,137)
                                                          -------             -------              -------               -------
  Net cash proceeds                                       $14,489             $17,118              $19,748               $22,772
                                                          =======             =======              =======               =======
Net earnings:
  Historical                                              $   553             $   553              $   553               $   553
  Pro forma income on net proceeds                            512                 604                  697                   804
  Pro forma adjustment for the RRP (1)                        (91)               (107)                (123)                 (141)
  Pro forma adjustment for the ESOP (2)                       (82)                (97)                (111)                 (128)
                                                          -------             -------              -------               -------
    Pro forma net earnings                                $   892             $   953              $ 1,016               $ 1,088
                                                          =======             =======              =======               =======
Earnings per share:
  Historical                                              $  0.35             $  0.30              $  0.26               $  0.22
  Pro forma income on net proceeds                           0.32                0.32                 0.32                  0.33
  Pro forma adjustment for the RRP (1)                      (0.05)              (0.05)               (0.05)                (0.05)
  Pro forma adjustment for the ESOP (2)                     (0.06)              (0.06)               (0.06)                (0.06)
                                                          -------             -------              -------               -------
    Pro forma earnings per share (3)(4)                   $  0.56             $  0.51              $  0.47               $  0.44
                                                          =======             =======              =======               =======
Offering price as a multiple of pro forma earnings
  per share                                                 17.76               19.53                21.31                 22.65
Shareholders' equity: (5)
  Historical                                              $13,091             $13,091              $13,091               $13,091
  Estimated net proceeds from the sale of
    Common Shares                                          16,550              19,542               22,535                25,978
  Less unearned RRP shares (1)                               (687)               (808)                (929)               (1,069)
  Less unearned ESOP shares (2)                            (1,374)             (1,616)              (1,858)               (2,137)
                                                          -------             -------              -------               -------
    Pro forma shareholders' equity                        $27,580             $30,209              $32,839               $35,863
                                                          =======             =======              =======               =======
Per share shareholders' equity:
  Historical                                              $  7.62             $  6.48              $  5.64               $  4.90
  Estimated net proceeds                                     9.64                9.67                 9.70                  9.72
  Less unearned RRP shares (1)                              (0.40)              (0.40)               (0.40)                (0.40)
  Less unearned ESOP shares (2)                             (0.80)              (0.80)               (0.80)                (0.80)
                                                          -------             -------              -------               -------
    Pro forma shareholders' equity per share (3)          $ 16.06             $ 14.95              $ 14.14               $ 13.42
                                                          =======             =======              =======               =======
Ratio of offering price to pro forma shareholders'
equity per share                                            62.27%              66.89%               70.72%                74.52%

____________

(Footnotes on next page)

(1) Assumes that 4% of the Common Shares sold in connection with the Conversion will be purchased by the RRP after the Conversion at a price of $10.00 per share and that one-fifth of the purchase price of the RRP shares will be expensed in each of the first five years after the Conversion. If the RRP is implemented in the first year after the completion of the Conversion, it will be subject to various OTS requirements, including the requirement that the RRP be approved by the shareholders of CFKY. There can be no assurance that the RRP will be approved by the shareholders, that a sufficient number of shares will be available for purchase by the RRP or that the shares could be purchased at $10.00 per share. A higher per share price, assuming the purchase of the entire 4% of the shares, would reduce pro forma net earnings and pro forma shareholders' equity. If an insufficient number of shares is available in the open market to fund the RRP at the desired level, CFKY may issue additional authorized shares. The issuance of authorized but unissued shares in an amount equal to 4% of the Common Shares issued in the Conversion would result in a 3.85% dilution in existing shareholders' voting interests. See "MANAGEMENT OF COLUMBIA FEDERAL- Recognition and Retention Plan and Trust" in the Prospectus.

(2) Assumes that 8% of the Common Shares sold in connection with the Conversion will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed by the ESOP from CFKY with repayment thereof secured solely by the Common Shares purchased by the ESOP. Columbia Federal has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the income on the equity raised in connection with the Conversion, as reflected in the table. Assumes the level amortization of the ESOP loan over an eleven-year period with assumed tax benefits of 34%. See "MANAGEMENT OF COLUMBIA FEDERAL - Employee Stock Ownership Plan" in the Prospectus. The Board of Directors may elect to issue the ESOP shares from authorized but unissued shares. The issuance of authorized but unissued shares to the ESOP would have the effect of diluting the voting interest of existing shareholders by 7.41%.

(3) No effect has been given to shares reserved for issuance upon the exercise of options pursuant to the Stock Option Plan. See "MANAGEMENT OF COLUMBIA FEDERAL - Stock Option Plan" in the Prospectus.

(4) In accordance with SOP 93-6 of the American Institute of Certified Public Accountants ("SOP 93-6"), which requires that only those ESOP shares that are committed to be released to the accounts of recipients be counted as outstanding shares, per share amounts are based upon a number of shares outstanding of 1,583,761, 1,863,248, 2,142,735, 2,464,145 at the minimum, mid-point, maximum and 15% above the maximum of the Valuation Range, respectively. The table reflects the ESOP cost at the $10.00 per share offering price of the Common Shares in the Conversion, which may be more or less than the fair value at which the shares are ultimately allocated.

(5) The effect of the Liquidation Account is not included in these computations. For additional information concerning the Liquidation Account, see "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account." The amounts shown do not reflect the federal income tax consequences of the potential restoration of the bad debt reserves to income for tax purposes, which would be required in the event of liquidation. See "TAXATION - Federal Taxation" in the Prospectus.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

     The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding Columbia Federal at the dates and for the periods indicated. The financial information should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein.

SELECTED FINANCIAL CONDITION AND OTHER DATA:

                                                                At September 30,
                                             ----------------------------------------------------------
                                                1997         1996        1995         1994       1993
                                                ----         ----        ----         ----       ----
                                                             (Dollars in thousands)
Total amount of:
  Assets                                      $104,006    $108,098    $108,376     $106,099    $107,739
  Cash and amounts due from banks                  612         549         543          568         612
  Interest-bearing deposits in banks             6,215       2,498       6,304        2,202       6,621
  Investment securities held to maturity        13,069      13,995       2,493       13,495      12,428
  Investment securities available for sale       1,003       1,002         988            -           -
  Mortgage-backed securities                    17,862      18,751      16,800       16,744      18,264
  Loans receivable, net                         61,578      67,741      68,270       70,288      67,026
  FHLB stock, at cost                            1,260       1,174       1,095        1,026         974
  Deposits                                      90,195      94,657      95,806       93,807      97,278
  Retained earnings - substantially
    restricted                                  13,090      12,537      12,149       11,333      10,068

Number of offices (1)                                5           5           5            5           5


                                                                   At September 30,
                                                -------------------------------------------------------
SUMMARY OF EARNINGS:                              1997        1996        1995         1994        1993
                                                  ----        ----        ----         ----        ----
                                                                    (In thousands)

Interest income                                 $7,996      $8,198      $7,943       $7,939      $8,355
Interest expense                                 4,451       4,578       4,446        3,853       4,370
                                                ------      ------      ------       ------      ------
  Net interest income                            3,545       3,620       3,497        4,086       3,985
Provision for losses on loans                      113           8          13           34          47
                                                ------      ------      ------       ------      ------
  Net interest income after provision for
    losses on loans                              3,432       3,612       3,484        4,052       3,938
Non-interest income                                 88          96          92          108         174
Non-interest expense                             2,667       3,120(2)    2,371        2,272       2,190
                                                ------      ------      ------       ------      ------
Income before federal income tax expense           853         588       1,205        1,888       1,922
Federal income tax expense                         300         200         389          623         593
                                                ------      ------      ------       ------      ------
Net income                                      $  553      $  388      $  816       $1,265      $1,329
                                                ======      ======      ======       ======      ======

___________

(Footnotes on next page)

                                                                     At or for the year ended September 30,
                                                                 ----------------------------------------------
SELECTED FINANCIAL RATIOS:                                       1997      1996       1995       1994      1993
                                                                 ----      ----       ----       ----      ----
Performance ratios:
  Return on average assets (3)                                   0.53%      0.36%     0.77%       1.17%     1.23%
  Return on average equity (4)                                   4.30       3.10      6.92        11.78     14.12
  Interest rate spread (5)                                       2.97       2.94      2.93        3.53      3.45
  Net interest margin (6)                                        3.46       3.41      3.38        3.87      3.76
  Non-interest expense to average total assets                   2.53       2.87      2.24        2.15      2.07
Capital ratios:
  Average equity to average assets                              12.22      11.50     11.15        9.96      8.70
  Equity to assets at end of period                             12.59      11.60     11.21       10.68      9.34
Asset quality ratios and other data:
  Nonperforming loans to total net loans at end
    of period                                                    0.98       0.26         -        0.71      0.39
  Nonperforming assets to total assets at end of
    period                                                       0.58       0.16      0.03        0.56      0.46
  Allowance for losses on loans to total net loans
    at end of period                                             0.49       0.28      0.28        0.27      0.28
  Allowance for losses on loans to nonperforming
    loans at end of period                                      49.92     106.78         -       38.03     72.97
  Net charge-offs to average loans                                  -       0.01      0.02        0.05      0.07

____________

(1) All offices are full-service except that loan applications are accepted only at the main office.

(2) Includes a non-recurring pre-tax expense of $592,000 for a special one-time assessment to recapitalize the SAIF. See "REGULATION - FDIC Regulations -- Deposit Insurance" in the Prospectus.

(3)  Net income divided by average total assets.

(4)  Net income divided by average total equity.

(5) Average yield on interest-earning assets less average cost of interest-bearing liabilities.

(6)  Net interest income as a percentage of average interest-earning assets.


                               LEGAL PROCEEDINGS

     Columbia Federal is not presently involved in any legal proceedings of a material nature. From time to time, Columbia Federal is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by Columbia Federal.


                               MANAGEMENT OF CFKY

     The Board of Directors of CFKY consists of seven members divided into two classes. Each of the directors of CFKY is also a director of Columbia Federal. The terms of Messrs. Mistler and Tobergte and Ms. Zembrodt expire in 1999, and the terms of Messrs. Bluemlein, Kelly, Layne and Lynch expire in 2000.

     The following persons are officers of CFKY: Kenneth R. Kelly, Chairman of the Board; Robert V. Lynch, President; Carol S. Margrave, Secretary; Edward Schwartz, Vice President; and Abijah Adams, Treasurer. After the consummation of the Conversion, CFKY intends to have quarterly meetings of the Board of Directors. CFKY does not currently pay directors' fees.


                         MANAGEMENT OF COLUMBIA FEDERAL

DIRECTORS AND EXECUTIVE OFFICERS

     The Charter of Columbia Federal provides for a Board of Directors consisting of not less than five nor more than 15 directors, such number to be fixed or changed in the Bylaws or by the members. The Board of Directors currently consists of seven directors divided into three classes. One class of directors is elected each year. Each director serves for a three-year term. The Board of Directors met 13 times during the fiscal year ended September 30, 1997, for regular and special meetings. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.

     The following table presents certain information with respect to the present directors and executive officers of Columbia Federal:


                                                                Date of    Term
Name                   Age(1)  Position with Columbia Federal   service   expires
----                   ------  -------------------------------  -------  --------
J. Robert Bluemlein      79    Director                          1970       1999
Kenneth R. Kelly         76    Director, Chairman of the Board   1965       2000
John C. Layne            48    Director                          1995       1998
Robert V. Lynch          52    Director, President, CEO          1971       1999
Daniel T. Mistler        55    Director                          1997       2000
Fred A. Tobergte, Sr.    79    Director                          1981       1999
Geraldine Zembrodt       53    Director                          1993       1998
Mary Jane Lucas          61    Senior Vice President             1971         -
George Raybourne         44    Vice President                    1972         -
Edward Schwartz          48    Vice President                    1972         -
Harold E. Taylor         56    Vice President                    1996
Abijah Adams             52    Controller                        1978         -
Carol S. Margrave        42    Secretary, Treasurer              1979         -

____________

(1)  At September 30, 1997.


     Mr. Bluemlein retired in 1983 after serving as Vice President of Columbia Federal from 1970 to 1983. Prior to becoming Vice President and Director of Columbia Federal, Mr. Bluemlein was Executive Vice President of Star Federal Savings and Loan Association.

     Mr. Kelly has been Chairman of the Board of Columbia Federal since 1983. He has served as President and co-owner of Kelly Brothers Lumber Co., a lumber and building supply store in Covington, Kentucky, since its founding in 1947.

     Mr. Layne has been a partner in Rafalske & Layne, LLP, Certified Public Accountants, which has its offices in Cincinnati, Ohio, since 1982.

     Mr. Lynch has been employed by Columbia Federal since 1971, served as Treasurer from 1974 to 1977, has served as President and Chief Executive Officer since 1977 and has been a director since 1978.

     Mr. Mistler is an attorney who joined Deters, Benzinger & LaVelle, PSC, a law firm located in Covington, Kentucky, in 1984 and now serves on its Board of Directors and manages its residential real estate department.

     Mr. Tobergte served the Kentucky Department of Transportation for twenty years, where he held various positions, including that of Enforcement Officer, prior to his retirement in 1981.

     Ms. Zembrodt has co-owned and operated The Village Gallerie, an art and framing gallery located in Ft. Wright, Kentucky, since May 1995. Ms. Zembrodt previously co-owned and operated The Sample Shop, a gift shop then located in Ft. Wright, Kentucky, from 1982 to May 1994.

     Ms. Lucas has served Columbia Federal since 1971, having served as Secretary and Treasurer from 1979 until 1993, when she became Vice President. Ms. Lucas became Columbia Federal's Senior Vice President in 1994 and heads Columbia Federal's Loan Department.

     Mr. Raybourne has been employed by Columbia Federal since 1972, serving as Assistant Vice President from 1979 to 1993, when he became Vice President. Mr. Raybourne is responsible for property appraisals, which he performs, and property management.

     Mr. Schwartz has been employed by Columbia Federal since 1972, serving as Assistant Vice President until 1994, when he became Vice President. Mr. Schwartz is responsible for IRA's and mortgage servicing.

     Mr. Taylor joined Columbia Federal in July 1996 as Vice President in charge of lending. Prior to joining Columbia Federal, Mr. Taylor was employed by Lexington Federal Savings Bank in Lexington, Kentucky, serving as its Vice President and Loan Department Manager since 1991.

     Mr. Adams joined Columbia Federal as Accountant in 1978 and became Controller in 1987.

     Ms. Margrave has been employed by Columbia Federal since 1979, serving as Branch Manager from 1983 to 1992 and Assistant Secretary from 1992 to 1993, when she became Secretary and Treasurer.


                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL

     The Articles of Incorporation of CFKY authorize the issuance of six million common shares and one million preferred shares. The common shares and the preferred shares authorized by CFKY's Articles of Incorporation have no par value. Upon receipt by CFKY of the purchase price therefor and subsequent issuance thereof, each Common Share will be fully paid and nonassessable. The Common Shares of CFKY will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

     None of the preferred shares of CFKY will be issued in connection with the Conversion. The Board of Directors of CFKY is authorized, without shareholder approval, to issue preferred shares and to fix and state the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred shares may rank prior to the common shares as to dividend rights, liquidation preferences or both. Each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares. The Board of Directors has no present intention to issue any of the preferred shares.

     The following is a summary description of the rights of the common shares of CFKY, including the material express terms of such shares as set forth in CFKY's Articles of Incorporation.

LIQUIDATION RIGHTS

     In the event of the complete liquidation or dissolution of CFKY, the holders of the Common Shares will be entitled to receive all assets of CFKY available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of CFKY, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account.

VOTING RIGHTS

     The holders of the Common Shares will possess exclusive voting rights in CFKY, unless preferred shares are issued. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares.

     Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings bank and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of CFKY have been amended to eliminate cumulative voting. See "RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS - Articles of Incorporation of CFKY -- Elimination of Cumulative Voting" in the Prospectus.

DIVIDENDS

     The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY" and "TAXATION - Federal Taxation" in the Prospectus for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

     After the consummation of the Conversion, no shareholder of CFKY will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

     See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of stock by CFKY; "THE CONVERSION - Restrictions on Transferability of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS" in the Prospectus for information regarding regulatory restrictions on acquiring Common Shares.


                           REGISTRATION REQUIREMENTS

     CFKY will register its common shares with the SEC pursuant to Section 12(g) of the Exchange Act prior to or promptly upon completion of the Conversion and will not deregister such shares for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply.


                                 LEGAL MATTERS

     Certain legal matters pertaining to the Common Shares and the federal tax consequences of the Conversion will be passed upon for Columbia Federal by Vorys, Sater, Seymour and Pease, 221 E. Fourth Street, Cincinnati, Ohio 45202. Kentucky tax consequences of the Conversion will be passed upon for Columbia Federal by VonLehman & Company Inc., certified public accountants. Certain legal matters will be passed upon for Webb by its counsel, Breyer & Aguggia, Suite 470 East, 1300 I Street, N.W., Washington, DC 20005.

                                    EXPERTS

     The financial statements of Columbia Federal for the years ended September 30, 1997, 1996 and 1995, included in this Prospectus have been audited by VonLehman & Company Inc., certified public accountants, as stated in their report appearing herein and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

     Keller has consented to the publication herein of the summary of its letter to Columbia Federal setting forth its opinion as to the estimated pro forma market value of Columbia Federal as converted and to the use of its name and statements with respect to it appearing herein.


                             ADDITIONAL INFORMATION

     CFKY has filed with the SEC a Registration Statement on Form S-1 (File No. ________) under the Securities Act with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and copies may be obtained from the SEC at prescribed rates. The SEC maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file with the SEC, including CFKY.

     Columbia Federal has filed an Application for Approval of Conversion (the "Application") with the OTS. This document omits certain information contained in the Application. The Application, the exhibits and the financial statements that are part thereof may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, DC 20552, and the Central Regional Office, 200 W. Madison Street, Suite 1300, Chicago, Illinois 60606.

                                   EXHIBIT A

                         COLUMBIA FEDERAL SAVINGS BANK

                           AMENDED PLAN OF CONVERSION

                               Table of Contents

Introduction........................................................    6
Definitions.........................................................    6
Procedures for the Conversion.......................................    9
Purchase Price of Common Shares and Number of Common Shares
 to be Offered in Connection with the Conversion....................   10
Subscription Rights of Eligible Account Holders.....................   11
Subscription Rights of Tax-Qualified Employee Stock
 Benefit Plans......................................................   12
Subscription Rights of Supplemental Eligible Account Holders........   12
Subscription Rights of Other Eligible Members.......................   12
Community Offering..................................................   13
Additional Limitations on Purchases.................................   13
Procedures for the Subscription Offering and the
 Community Offering.................................................   14
Payment for Common Shares...........................................   15
Expiration of Subscription Rights; Undelivered, Defective or
 Late Order Forms; Insufficient Payment.............................   16
Compliance with Securities Laws.....................................   17
Rights of Shareholders After Completion of Conversion...............   17
Establishment of Liquidation Account................................   17
Accounts in Converted Association...................................   18
Restrictions on Purchases and Sales of Common Shares by
 Officers and Directors Following Conversion........................   18
Restrictions on Acquisition of Columbia Federal or
 the Holding Company................................................   19
Amendment or Termination of this Plan...............................   19
Consummation of Conversion..........................................   19
Tax Rulings/Opinions................................................   20
Directors and Officers of Columbia Federal..........................   20
Stock Benefit Plans.................................................   20
Registration of Common Shares; Market for Common Shares.............   20
Expenses of Conversion..............................................   20
Mailing of Proxy Materials..........................................   20
Interpretation of the Plan..........................................   21

                         COLUMBIA FEDERAL SAVINGS BANK

                           AMENDED PLAN OF CONVERSION

1.   INTRODUCTION.

     The Board of Directors of Columbia Federal Savings Bank (hereinafter referred to as "Columbia Federal") adopted a Plan of Conversion on October 9, 1997. On December 11, 1997, the Board of Directors approved certain amendments to the Plan of Conversion, all of which are incorporated into this Amended Plan of Conversion. This Amended Plan of Conversion is hereinafter referred to as this "Plan."

     This Plan provides for the conversion of Columbia Federal from a mutual savings and loan association to a permanent capital stock savings association chartered under the laws of the United States (hereinafter referred to as the "Conversion") and the acquisition by a holding company to be formed at the direction of Columbia Federal of all of the capital stock to be issued by Columbia Federal in the Conversion. The purpose of the Conversion is to provide Columbia Federal with additional capital to increase its regulatory capital, expand lending and investment activities, enhance customer services and pursue other lawful activities which the Board of Directors may deem to be in the best interests of Columbia Federal.

     After the completion of the Conversion, savings accounts in Columbia Federal will be equivalent in amount, interest rate and other terms to the present savings accounts in Columbia Federal and will continue to be insured by the Federal Deposit Insurance Corporation to the maximum amount permitted by law. Rights of account holders with respect to liquidation and voting will change, however, as a result of the Conversion. As a permanent capital stock savings association, Columbia Federal will succeed to all of the presently existing rights, interests, duties and obligations of the mutual savings and loan association to the extent provided by law, including, but not limited to, all rights to and interests in its assets and properties, both real and personal.

     This Plan must be approved at the Special Meeting (hereinafter defined) of Members (hereinafter defined) by the affirmative vote of a majority of the total outstanding votes entitled to be cast at the Special Meeting. Before this Plan may be submitted at the Special Meeting to the members of Columbia Federal for approval, however, this Plan must be approved by the Office of Thrift Supervision (hereinafter referred to as the "OTS"). The Amended Charter and the Amended Bylaws of Columbia Federal must also be approved at the Special Meeting by the affirmative vote of at least a majority of the total outstanding votes entitled to be cast in person or by proxy at the Special Meeting.

2.    DEFINITIONS.

      As used in this Plan, the following terms have the corresponding meanings:

      ACTING IN CONCERT means (a) knowing participation in a joint activity or interdependent conscious parallel action toward a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

      AFFILIATE, when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

      AMENDED BYLAWS means the Federal Bylaws of Columbia Federal in the form which is attached hereto as Exhibit II and which will be filed with the OTS on the date on which the Conversion becomes effective.

      AMENDED CHARTER means the Federal Stock Charter of Columbia Federal in the form which is attached hereto as Exhibit I and which will be filed with the OTS on the date on which the Conversion becomes effective.

      APPLICATION means the Application for Conversion on Form AC to be filed by Columbia Federal with the OTS pursuant to Title 12, Code of Federal Regulations, Part 563b.

      ASSOCIATE, when used to indicate a relationship with any Person, means
      (i) any corporation or organization (other than Columbia Federal, the Holding Company or a majority-owned subsidiary of Columbia Federal or the Holding Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that such term will not include a Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or Officer of Columbia Federal, the Holding Company or any of their subsidiaries.

      BROKER means any Person engaged in the business of effecting transactions in securities for the account of others.

      COMMON SHARES means the common shares of the Holding Company to be offered and sold by the Holding Company in connection with the Conversion.

      COMMUNITY MEMBER means any natural person who, on the date of submission of an Order Form, is a Resident of either Boone County or Kenton County, the counties in which Columbia Federal's offices are located.

      COMMUNITY OFFERING means the offering of Common Shares to the public concurrently with or after the completion of the Subscription Offering in a manner by which Community Members are given preference.

      CONVERSION means the change in the form of Columbia Federal from the mutual to the permanent capital stock form upon (i) the filing of the Amended Charter; (ii) the sale and issuance of Common Shares by the Holding Company in the Subscription Offering and the Community Offering; and (iii) the purchase by the Holding Company of the capital stock of Columbia Federal.

      DEALER means any Person who engages either for all or part of such person's time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person.

      ELIGIBILITY RECORD DATE means the close of business on September 30, 1996, the record date set by Columbia Federal for determining Eligible Account Holders.

      ELIGIBLE ACCOUNT HOLDER means any person holding a Qualifying Deposit in Columbia Federal on the Eligibility Record Date.

      FDIC means the Federal Deposit Insurance Corporation, an agency of the United States government.

      HOLDING COMPANY means a corporation to be formed at the direction of Columbia Federal under Ohio law for the purpose of becoming a savings and loan holding company through the acquisition of all of the capital stock to be issued by Columbia Federal in connection with the Conversion.

      COLUMBIA FEDERAL means Columbia Federal Savings Bank, in its mutual or stock form, as appropriate.

      INDEPENDENT APPRAISER means the firm employed by Columbia Federal to make the estimated pro forma market valuation of Columbia Federal which will be used as the basis for determining the price of the Common Shares.

      LIQUIDATION ACCOUNT means the account established in accordance with
      Section 16 of this Plan for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain a Savings Account at Columbia Federal after the Conversion.

      MEMBER means any Person qualifying as a member of Columbia Federal under its present Charter and Bylaws and any borrower as of December 16, 1995, who retains membership rights pursuant to Title 12, Code of Federal Regulations, Section 544.1.

      OFFICER means an executive officer of the Holding Company or Columbia Federal, including the Chairman of the Board of Directors, the President, a Vice President, the Secretary, the Treasurer or principal financial officer, the comptroller or principal accounting officer and any other person performing similar functions for the Holding Company or Columbia Federal.

      ORDER FORMS means the original forms which will be sent to the Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Eligible Members to enable such Persons to exercise their respective Subscription Rights in accordance with this Plan and which may be sent to others in the Community Offering.

      OTHER ELIGIBLE MEMBERS means those Persons, other than Eligible Account Holders and Supplemental Eligible Account Holders, who are eligible to purchase Common Shares pursuant to this Plan by reason of being a Voting Member.

      OTS means the Office of Thrift Supervision, an agency of the United States government.

      PERSON means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

      PROSPECTUS means the document describing the terms and conditions of the Subscription Offering and the Community Offering, including a complete description of the business and affairs of Columbia Federal and the Holding Company.

      PROXY means the form of authorization by which a Person is, or may be deemed to be, designated to act for a Voting Member in the exercise of his or her voting rights in the affairs of Columbia Federal.

      PROXY MATERIALS means the Notice of Special Meeting, the Proxy Statement and the form of Proxy used in connection with soliciting Proxies from Members for use at the Special Meeting.

      PURCHASE PRICE means the actual, uniform price per share at which Common Shares will be sold in the Subscription Offering and may be offered in the Community Offering. Such price shall be based upon the appraised estimated pro forma market value of such shares, determined as provided in Section 4 of this Plan.

      QUALIFYING DEPOSIT means the aggregate balance of all Savings Accounts owned by an Eligible Account Holder or a Supplemental Eligible Account Holder at the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, respectively; provided, however, that Savings Accounts with aggregate deposit balances of less than $50 will not constitute a Qualifying Deposit.

      RESIDENT means any person who, on the Voting Record Date, maintains a bona fide residence within Kenton County or Boone County, Kentucky, as determined in the sole discretion of Columbia Federal and the Holding Company.

      SEC means the Securities and Exchange Commission, an agency of the United States government.

      SAVINGS ACCOUNT has the same meaning as that specified in Title 12, Code of Federal Regulations, Part 561, as in effect on the date this Plan is adopted by the Board of Directors of Columbia Federal, and includes certificates of deposit.

      SPECIAL MEETING means the meeting of the Voting Members of Columbia Federal called for the specific purpose of submitting this Plan to the Voting Members for approval.

      SUBSCRIPTION OFFERING means the offering of Common Shares to the holders of Subscription Rights.

      SUBSCRIPTION RIGHTS means the nontransferable rights issued by Columbia Federal to the Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Eligible Members to purchase Common Shares in the Subscription Offering pursuant to this Plan.

      SUPPLEMENTAL ELIGIBILITY RECORD DATE means the record date used for determining Supplemental Eligible Account Holders. Such date will be the last day of the calendar quarter preceding the approval by the OTS of the Application.

      SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any person holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date, except Officers and directors of Columbia Federal and the Holding Company and their Associates.

      TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan of the Holding Company or Columbia Federal, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code of 1986, as amended.

      VOTING MEMBER means any Member of Columbia Federal eligible to vote at the Special Meeting.

      VOTING RECORD DATE means the record date fixed by the Board of Directors in accordance with applicable OTS regulations and the Charter and Bylaws of Columbia Federal for determining the eligibility of Members to vote on this Plan at the Special Meeting.

3.    PROCEDURES FOR THE CONVERSION.

      The following procedures will be followed to effect the Conversion:

           Promptly after the adoption of this Plan by a vote of at least two-thirds of the members of the Board of Directors of Columbia Federal, Columbia Federal will publish a notice of the adoption of this Plan in an English language newspaper having general circulation in each community in which an office of Columbia Federal is located. Copies of such notice will also be made available for inspection by Members at each office of Columbia Federal.

           The Holding Company will be incorporated under Ohio law, after which the Board of Directors of the Holding Company will consent to the Plan by at least a two-thirds vote.

           Columbia Federal will submit this Plan for approval, together with all other requisite materials, to the OTS in the form of the Application.

           After the filing of the Application with the OTS, Columbia Federal will prominently post in each office of Columbia Federal and publish in an English language newspaper having general circulation in each community in which an office of Columbia Federal is located a notice to the effect that Columbia Federal has filed the Application with the OTS.

           After the OTS approves the Application, Columbia Federal will mail Proxy Materials to each of the Voting Members as of the Voting Record Date at their last known addresses appearing on the records of Columbia Federal for the purpose of soliciting the Proxies of Voting Members for use at the Special Meeting. The approval of this Plan will require the affirmative vote, cast in person or by Proxy, of a majority of the total outstanding votes entitled to be cast at the Special Meeting.

           Subject to the approval of this Plan by the Voting Members at the Special Meeting, the following will occur:

              Common Shares will be offered simultaneously to the Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans, the Supplemental Eligible Account Holders and the Other Eligible Members in the respective priorities set forth in Sections 5, 6, 7 and 8 of this Plan. All sales of Common Shares to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Eligible Members will be completed at the earliest practicable date following expiration of the Subscription Rights provided for in this Plan. Notwithstanding anything in this Plan to the contrary, Columbia Federal, in its sole discretion, may commence the Subscription Offering concurrently with or at any time after the mailing to the Voting Members of the Proxy Materials and may complete the Subscription Offering before the Special Meeting if the completion of the offer and sale of the Common Shares is conditioned upon the approval of this Plan by the Voting Members. In the event that Columbia Federal elects in its discretion to commence the Subscription Offering after the Special Meeting, the Subscription Offering will be commenced not later than 45 days after the date on which the Special Meeting is adjourned, except as may otherwise be approved by the OTS.


              Concurrently with, following the commencement of or following the completion of the Subscription Offering, Columbia Federal may also offer Common Shares in the Community Offering, subject to the prior satisfaction of the Subscription Rights of the Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Eligible Members.


          All other steps considered necessary or desirable by the Board of Directors of Columbia Federal and the Board of Directors of the Holding Company will be taken pursuant to applicable laws and regulations to effect the Conversion.

4. PURCHASE PRICE OF COMMON SHARES AND NUMBER OF COMMON SHARES TO BE OFFERED IN CONNECTION WITH THE CONVERSION.

     The Purchase Price will be determined by the Board of Directors of Columbia Federal and the Board of Directors of the Holding Company before the commencement of the Subscription Offering, subject to adjustment as described below. The number of Common Shares to be issued in connection with the Conversion will be determined by the Board of Directors of the Holding Company and the Board of Directors of Columbia Federal before the completion of all sales of Common Shares contemplated by this Plan on the basis of the estimated pro forma market value of Columbia Federal, as converted, and the Purchase Price. No fractional shares will be issued in connection with the Conversion.

     The estimated pro forma market value of Columbia Federal, as converted, will be determined for such purpose by the Independent Appraiser, based upon such factors as the Independent Appraiser deems appropriate and as are consistent with the regulations of the OTS. Immediately before the commencement of the Subscription Offering, a range will be established for the aggregate Purchase Price of Common Shares to be offered in the Subscription Offering and the Community Offering. The maximum of such range shall be 15% above the pro forma market value of Columbia Federal, and the minimum of such range shall be 15% below the pro forma market value of Columbia Federal. The Independent Appraiser will review, from time to time as appropriate, or as required by law or regulation, developments subsequent to its valuation to determine whether the estimated pro forma market value of Columbia Federal, as converted, should be revised. If, after the commencement of the Subscription Offering, the Independent Appraiser determines that the estimated pro forma market value of Columbia Federal, as converted, has increased or decreased due to subsequent developments, the Conversion may be completed without notifying Persons who have subscribed for Common Shares and without a resolicitation of subscriptions if such pro forma market value is not less than the minimum of the valuation range approved by the OTS or does not exceed the maximum point of the valuation range by more than 15%. If, however, as a result of any such change, the estimated pro forma market value of Columbia Federal is less than the minimum of the valuation range or exceeds the maximum point of such valuation range by more than 15%, a new estimated pro forma market valuation range may be established, and the Board of Directors may, with the approval of the OTS, elect to increase or decrease the number of Common Shares to be issued in connection with the Conversion or increase or decrease the Purchase Price, in which case Persons who have subscribed for Common Shares will be notified and will be given the opportunity to increase, decrease or rescind their subscriptions.

5.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS.

     Eligible Account Holders will have the following rights to subscribe to and to purchase Common Shares:

           A. Each Eligible Account Holder will receive, without payment, a nontransferable Subscription Right to purchase a number of Common Shares up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of this Plan and subject to adjustment by the Boards of Directors of the Holding Company and Columbia Federal as set forth in Section 10 of this Plan.

           B. In the event that subscriptions for Common Shares are received from Eligible Account Holders upon the exercise of Subscription Rights pursuant to paragraph (a) of this Section 5 in excess of the number of Common Shares available for such subscriptions, the Common Shares available for purchase will be allocated among the subscribing Eligible Account Holders in a manner by which each subscribing Eligible Account Holder, to the extent possible, will be permitted to subscribe to a number of shares sufficient to make such Eligible Account Holder's total allocation of Common Shares equal to the lesser of (i) 100 shares or (ii) the number of shares subscribed for by such Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each Eligible Account Holder's Qualifying Deposit bears to the total of the Qualifying Deposits of all subscribing Eligible Account Holders. No fractional shares will, however, be issued in connection with the Conversion.

           C. Subscription Rights held by Eligible Account Holders who are also Officers and directors of the Holding Company or Columbia Federal, and their Associates, to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date, will be subordinated to the Subscription Rights of all other Eligible Account Holders.

           D. The subscription rights of the Eligible Account Holders are subordinate to the limited priority right of Columbia Federal' s Tax-Qualified Employee Stock Benefit Plans set forth in Section 6 of this Plan.

6.   SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS.

     The Tax-Qualified Employee Stock Benefit Plans of Columbia Federal will receive non-transferable subscription rights to purchase up to 10% of the Common Shares offered in connection with the Conversion, subject to adjustment by the Boards of Directors of the Holding Company and Columbia Federal as set forth in Section 10 of this Plan. The Subscription Rights of the Tax-Qualified Employee Stock Benefit Plans are subordinate to the Subscription Rights of the Eligible Account Holders pursuant to Section 5 of this Plan, except that if the final pro forma market value of Columbia Federal exceeds the maximum of the valuation range, the ESOP shall have first priority with respect to the amount sold in excess of the maximum of the valuation range.

7.   SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS.

     Supplemental Eligible Account Holders will have the following rights to subscribe to and to purchase Common Shares:

           A. Each Supplemental Eligible Account Holder will receive, without payment, a nontransferable Subscription Right to purchase a number of Common Shares up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of this Plan and subject to adjustment by the Boards of Directors of the Holding Company and Columbia Federal as set forth in
      Section 10 of this Plan.

           B. In the event that subscriptions for Common Shares are received from Supplemental Eligible Account Holders upon the exercise of Subscription Rights pursuant to paragraph (a) of this Section 7 in excess of the number of Common Shares available for such subscriptions, the Common Shares available for purchase will be allocated among the subscribing Supplemental Eligible Account Holders in a manner by which each subscribing Supplemental Eligible Account Holder, to the extent possible, will be permitted to subscribe to a number of Common Shares sufficient to make such Supplemental Eligible Account Holder's total allocation of Common Shares equal to the lesser of (i) 100 shares or (ii) the number of Common Shares subscribed for by such Supplemental Eligible Account Holder. Any Common Shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each such Supplemental Eligible Account Holder's Qualifying Deposit bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders. No fractional shares will be issued, however, in connection with the Conversion.

           C. Subscription Rights received pursuant to this Section 7 will be subordinate to all the Subscription Rights of Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans pursuant to Sections 5 and 6 of this Plan. Any nontransferable Subscription Rights to purchase Common Shares received by an Eligible Account Holder pursuant to Section 5 of this Plan will be applied in partial satisfaction of Subscription Rights received pursuant to this Section 7.

8. SUBSCRIPTION RIGHTS OF OTHER ELIGIBLE MEMBERS.

     Other Eligible Members will have the following rights to subscribe to and to purchase Common Shares:

           A. Each Other Eligible Member will receive, without payment, nontransferable Subscription Rights to purchase a number of Common Shares up to the greater of (i) the amount permitted to be purchased in the Community Offering, and (ii) .10% of the total number of Common Shares sold in connection with the Conversion, subject to adjustment by the Boards of Directors of the Holding Company and Columbia Federal as set forth in Section 10 of this Plan.

           B. In the event that subscriptions for Common Shares are received from Other Eligible Members upon the exercise of Subscription Rights pursuant to this Section 8 in excess of the number of Common Shares available for such subscriptions, the Common Shares available for purchase will be allocated among the Other Eligible Members from whom subscriptions are received in the same proportion that their respective subscriptions bear to the total subscriptions of all Other Eligible Members; provided, however, that, to the extent sufficient Common Shares are available, each subscribing Other Eligible Member shall receive 25 Common Shares before the remaining available Common Shares are allocated.

           C. Subscription Rights received by Other Eligible Members pursuant to this Section 8 are subordinate to all rights received by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders pursuant to Sections 5, 6 and 7 of this Plan.

9.   COMMUNITY OFFERING.

     Concurrently with or at any time after the commencement or completion of the Subscription Offering, the Holding Company may offer Common Shares in the Community Offering in accordance with the following procedures and conditions:

           A. Any Common Shares not subscribed for in the Subscription Offering may be offered and sold in the Community Offering. If conducted, the Community Offering will be conducted in a manner which will give Community Members a preference in the purchase of Common Shares and will seek to achieve the widest distribution of Common Shares.

           B. The maximum number of Common Shares which may be subscribed for or purchased in the Community Offering by any Person, together with any Associates or group of Persons Acting in Concert, will be equal to the quantity obtained by dividing $150,000 by the Purchase Price, subject to the overall purchase limitations set forth in Section 10 of this Plan and subject to adjustment by the Board of Directors of the Holding Company and Columbia Federal as set forth in Section 10 of this Plan.

           C. Orders for Common Shares in the Community Offering will first be filled up to a maximum of 2% of the Common Shares sold in the Conversion, and thereafter any remaining shares will be allocated on an equal number of shares per order basis until all orders for Common Shares have been filled, subject to the limitations provided in Section 10 of this Plan.

           D. Columbia Federal or the Holding Company may retain a Broker to assist in selling the Common Shares in the Community Offering.

           E. Columbia Federal and the Holding Company reserve the right to reject, in whole or in part, any order to purchase Common Shares from any Person in the Community Offering.

10.  ADDITIONAL LIMITATIONS ON PURCHASES.

     The minimum number and maximum number of Common Shares which may be subscribed for or purchased in connection with the Conversion are as follows:

           A. A minimum of 25 Common Shares must be purchased by each Person purchasing Common Shares in connection with the Conversion to the extent Common Shares are available; provided, however, that if the Purchase Price is greater than $20 per share, the minimum number of Common Shares to which a Person may subscribe will be adjusted in a manner by which the aggregate Purchase Price required to be paid for such minimum number of Common Shares does not exceed $500. No fractional shares will be issued, however, in connection with the Conversion.

           B. Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members may purchase Common Shares in the Community Offering subject to the purchase limitations set forth in Section 9 of this Plan, provided that the maximum number of Common Shares which may be subscribed for or purchased in connection with the Conversion by any Person, together with any Associate or group of Persons Acting in Concert, shall not exceed the quantity obtained by dividing $300,000 by the purchase price, except that any one or more of the Tax-Qualified Employee Stock Benefit Plans may purchase in the aggregate not more than 10% of the Common Shares sold in connection with the Conversion and will be entitled to purchase such amount regardless of the number of Common Shares purchased by other Persons. Common Shares held by one or more Tax-Qualified Employee Stock Benefit

      Plans or non-tax-qualified employee stock benefit plans and attributed to a Person will not be aggregated with Common Shares purchased directly by or otherwise attributable to such Person. For the purpose of this
      Section 10, the members of the Board of Directors of the Holding Company and the Board of Directors of Columbia Federal will not be deemed to be Associates or a group of Persons Acting in Concert solely as a result of their membership on such Boards of Directors.

           C. The maximum number of Common Shares which may be subscribed for or purchased in connection with the Conversion by Officers and directors of Columbia Federal and their Associates in the aggregate shall not exceed 33.7% of the total number of Common Shares. Common Shares held by one or more Tax-Qualified Employee Stock Benefit Plans or non-tax-qualified employee stock benefit plans and attributed to a Person will not be aggregated with Common Shares purchased directly by or otherwise attributable to such Person.

           D. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Columbia Federal, purchase limitations may be increased or decreased at the sole discretion of the Boards of Directors of the Holding Company and Columbia Federal at any time. If such amount is increased, persons who subscribed for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights. The Boards of Directors of the Holding Company and Columbia Federal may, in their sole discretion, increase such maximum purchase limitation up to 9.99%; provided, however, that orders for Common Shares exceeding 5% of the Common Shares to be issued in the Conversion shall not exceed, in the aggregate, 10% of the Common Shares to be issued in the Conversion. In the event that the purchase limitation is decreased after commencement of the Subscription Offering, the order of any person who subscribed for the maximum number of Common Shares shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of Common Shares permitted to be subscribed for by such person. The maximum purchase limitation for Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members shall not be decreased below 1% of the total number of shares to be sold in the Conversion.

           E. The Subscription Rights granted under this Plan are nontransferable. Each Subscription Right may be exercised only by the Person to whom it is issued and only for such Person's own account. Each Person exercising Subscription Rights will be required to certify that he or she is purchasing for his or her own account and that he or she has no agreement or understanding for the sale or transfer of the stock to which he or she subscribes. The Board of Directors of Columbia Federal may reject any subscription which such Board reasonably believes involves an impermissible transfer of a Subscription Right. The Board of Directors of Columbia Federal may require any Person who the Board reasonably believes to be involved in an impermissible transfer of a Subscription Right to provide such information or assurances as the Board may request to verify the validity of a Subscription Right.

11.  PROCEDURES FOR THE SUBSCRIPTION OFFERING AND THE COMMUNITY OFFERING.

     The Subscription Offering and the Community Offering shall be conducted in the following manner:

           A. At the time the Proxy Materials are, pursuant to the authorization of the OTS, mailed to Voting Members at their last known addresses appearing on the records of Columbia Federal, Columbia Federal and the Holding Company may commence the Subscription Offering and the Community Offering.

           B. Prior to the commencement of the Subscription Offering, the Holding Company will file a registration statement with the SEC. No Prospectus may be distributed to Persons who have Subscription Rights or to Community Members or others until and unless the SEC has declared the Prospectus effective.

           C. The offer of Common Shares to Persons who have Subscription Rights, to Community Members and to others will be conditioned upon the approval of this Plan by the Voting Members at the Special Meeting.

           D. The Subscription Offering and the Community Offering may be closed before the Special Meeting.

           E. Orders for Common Shares received in the Subscription Offering and the Community Offering will first be filled, in the order of priority set forth in this Plan, by the orders of Persons holding Subscription Rights.

           F. The Prospectus will contain all the information required by the OTS, the SEC and all applicable laws and regulations necessary to enable the recipients of the Order Forms to make informed investment decisions regarding the purchase of Common Shares.

           G. The Order Forms will contain all the information required by the OTS and all applicable laws and regulations.

12.  PAYMENT FOR COMMON SHARES.

     Common Shares will be paid for in accordance with the following procedure:

           A. Full payment for all Common Shares subscribed for must be received by Columbia Federal, together with properly completed and executed original Order Forms therefor, before the expiration time, which will be specified on the Order Forms, unless such time is extended by Columbia Federal. Photocopied or telecopied Order Forms will not be accepted. The amount of such required payment will be the amount which equals the Purchase Price (which will be specified in the Order Forms or accompanying materials), multiplied by the number of Common Shares subscribed for in accordance with the terms of this Plan.

           B. Payment for Common Shares ordered in the Subscription Offering will be permitted to be made:

           (i) In cash, if delivered in person;

           (ii) By check, bank draft, money order or negotiable order of withdrawal; provided, however, that any payment by check, bank draft, money order or negotiable order of withdrawal will be accepted subject to payment by the drawee of such check, bank draft, money order or negotiable order of withdrawal; or

           (iii) By appropriate authorization of withdrawal from any Savings Account in Columbia Federal.

      For the purpose of determining the withdrawal balance of any Savings Accounts, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest at the rates applicable to such accounts will be paid by Columbia Federal on the amounts deemed to have been withdrawn until the date on which the Conversion is completed or terminated, at which time the authorized withdrawal actually will be made. Interest will be paid by Columbia Federal on payments for Common Shares paid in cash or by check, negotiable order of withdrawal or money order at an annual rate equal to Columbia Federal's passbook account rate or such higher rate as may be determined by Columbia Federal. Such interest will be paid from the date payments are received by Columbia Federal until consummation or termination of the Conversion.

           (c) The Order Forms will contain appropriate means by which authorization of withdrawals from Savings Accounts may be made to pay for subscribed shares. Once a withdrawal has been authorized, none of the designated withdrawal amount may be withdrawn from the designated Savings Account (except by Columbia Federal as payment for Common Shares) while this Plan remains in effect. Savings Accounts will be permitted to be established for the purpose of making payment for subscribed Common Shares. Notwithstanding any regulatory provisions regarding penalties for early withdrawal from certificate accounts and minimum qualifying balances for such accounts, payment for Common Shares will be permitted through authorization of withdrawals from such accounts without the assessment of such penalties. If, after such withdrawal, the applicable minimum balance requirement ceases to be met, such certificate account will be canceled and the remaining balance thereof will earn interest only at Columbia Federal's passbook account rate.

           (d) Columbia Federal will not lend funds or otherwise extend credit to any Person to purchase Common Shares.

13. EXPIRATION OF SUBSCRIPTION RIGHTS; UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS; INSUFFICIENT PAYMENT.

     Subscription Rights will expire or terminate in accordance with the following:

           A. All Subscription Rights provided for in this Plan, including without limitation the Subscription Rights of all Persons whose Order Forms are returned by the United States Post Office as undeliverable, will expire at a specified time on a specified date which will be not less than 20 days nor more than 45 days following the date on which Order Forms are first sent to Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members; provided, however, that Columbia Federal will have the power to extend such expiration time in its discretion only for a reasonable time beyond such 45-day period.

           B. If Columbia Federal is unable to locate particular persons granted Subscription Rights under this Plan, or if Order Forms (i) are returned as undeliverable by the United States Post Office, (ii) are not received by Columbia Federal prior to the expiration date specified thereon, (iii) are defectively filled out or executed, or (iv) are not accompanied by the full required payment for the Common Shares subscribed for (including cases in which Savings Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment or the check, bank draft, negotiable order of withdrawal or money order does not clear by the expiration time), the Subscription Rights will lapse as though the Person to whom such rights have been granted failed to return the completed Order Form within the time period specified thereon. In any such case as discussed in this paragraph (b), all payments accompanying the Order Forms will be refunded and, in the case of payments authorized through withdrawal from deposits as permitted by
      Section 12 above, such withdrawals will not be made.

           C. Columbia Federal may, but will not be obligated to, waive any irregularity on any Order Form or require the submission of a corrected Order Form or waive the remittance of full payment for shares subscribed for by such date as it may specify. An executed Order Form, once received by Columbia Federal, may not be modified, amended or rescinded without the consent of Columbia Federal, unless (i) the Community Offering is not completed within 45 days after the expiration of the Subscription Offering, or (ii) the final valuation of Columbia Federal, as converted, is less than the minimum of the valuation range established by the Independent Appraiser before the commencement of the Subscription Offering or exceeds the maximum of such valuation range by more than 15%. If either of those events occurs, persons who have subscribed for Common Shares in the Subscription Offering will receive written notice that they have a right to affirm, increase, decrease or rescind their subscriptions. Subject to the authority of the OTS and the Division, all interpretations by Columbia Federal and the Holding Company of the terms and conditions of this Plan and of the Order Forms will be final.

           D. The sale of all Common Shares must be completed within 45 days after the termination of the Subscription Offering, unless extended by Columbia Federal with the consent of the OTS, and within 24 months of approval of this Plan by the Voting Members at the Special Meeting. The 24-month period may not be extended by Columbia Federal or the OTS.

14.  COMPLIANCE WITH SECURITIES LAWS.

     Columbia Federal and the Holding Company will make reasonable efforts to comply with the securities laws of the United States and all other jurisdictions in which Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members reside. No person, however, will be offered any Subscription Rights or sold any Common Shares under this Plan in the event such Person resides in a foreign country or in any jurisdiction of the United States in respect of which (a) the granting of Subscription Rights or the offer or sale of Common Shares under this Plan to such persons would require Columbia Federal, the Holding Company or their directors, officers or employees to register under the securities laws of such jurisdiction as a Broker, Dealer or agent or to register or otherwise qualify the Common Shares for sale in such state or (b) Columbia Federal determines that compliance with the securities laws of such jurisdiction would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to such persons.

15.  RIGHTS OF SHAREHOLDERS AFTER COMPLETION OF CONVERSION.

     After the Conversion, the Holding Company will be the sole shareholder of Columbia Federal and will exercise all rights attendant to owning the stock of Columbia Federal. Persons owning common shares of the Holding Company will have the following rights after the Conversion:

           A. Voting rights in respect of the Holding Company will be held and exercised exclusively by the holders of the issued and outstanding capital stock of the Holding Company. Neither borrowers from Columbia Federal nor holders of Savings Accounts in Columbia Federal will have any voting rights in Columbia Federal or the Holding Company on the basis of such borrowings or Savings Accounts.

           B. The Holding Company will have the exclusive rights, subject to the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the Liquidation Account provided for in Section 16 of this Plan, to receive the distribution of any assets remaining after payment of creditors' claims, including the claims of Savings Account holders to the withdrawal value of their accounts, in the event of any voluntary or involuntary liquidation of Columbia Federal after the Conversion. The shareholders of the Holding Company will have the exclusive right to receive the distribution of any assets remaining after the payment of creditors' claims.

16.  ESTABLISHMENT OF LIQUIDATION ACCOUNT.

     A Liquidation Account will be established on the effective date of the Conversion in accordance with the following:

           A. For purposes of granting a limited priority claim to the assets of Columbia Federal in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain a Savings Account at Columbia Federal after the Conversion, Columbia Federal will, at the time of Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of Columbia Federal as set forth in its latest statement of financial condition contained in its Prospectus for the sale of Common Shares. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of Columbia Federal.

           B. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest in a portion of the Liquidation Account for each Savings Account making up such account holder's Qualifying Deposit (herein referred to as the "Subaccount").

           C. The initial balance of each Subaccount will be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the amount of the account holder's Qualifying Deposits as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. For Savings Accounts in existence on both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate Subaccounts will be determined on the basis of the Qualifying Deposits in such Savings Accounts on each such date. The balance of each Subaccount will never be increased above the initial balance. If the balance in the Savings Account to which a Subaccount relates, at the close of business on the last day of each fiscal year of the Holding Company subsequent to the respective record dates, is less than the lesser of (i) the deposit balance in such Savings Account at the close of business on the last day of each fiscal year of the Holding Company subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such Savings Account will be adjusted proportionate to the reduction in such Savings Account balance. In the event of any such downward adjustment, such Subaccount balance will not be subsequently increased notwithstanding any increase in the deposit balance of the related Savings Account. If any Savings Account is closed, its related Subaccount will be reduced to zero upon such closing. The Subaccount of an account holder will be maintained for as long as the account holder maintains an account with the same Social Security or tax identification number.

           D. In the event of a complete liquidation of the converted Columbia Federal (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive from the Liquidation Account a distribution equal to the current adjusted balance in each of such account holder's Subaccounts before any liquidation distribution may be made to any holders of the capital stock of Columbia Federal. No merger, consolidation, sale of bulk assets or similar combination or transaction with another savings association, the accounts of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account will be assumed by the surviving insured institution.

17.  ACCOUNTS IN CONVERTED ASSOCIATION.

     Each Savings Account in Columbia Federal at the time of the Conversion will constitute, without payment or further action by the account holder, a Savings Account in Columbia Federal as converted, equal in withdrawable amount to the withdrawal value, and subject to the same terms and conditions, except as to voting and liquidation rights, as such Savings Account in Columbia Federal immediately before the Conversion.

18. RESTRICTIONS ON PURCHASES AND SALES OF COMMON SHARES BY OFFICERS AND DIRECTORS FOLLOWING CONVERSION.

     Purchases and sales of shares of the Holding Company after the Conversion will be restricted in accordance with the following:

           A. All Common Shares purchased by Officers or directors of the Holding Company or Columbia Federal or their Associates pursuant to this Plan will be subject to the restriction that no such shares will be sold for a period of one year following the date of purchase of such shares, except in the event of the death of the Officer, director or Associate.

           B. With respect to all Common Shares subject to restriction on subsequent disposition pursuant to paragraph (a) of this Section 18, each of the following provisions will apply:

                 Each certificate representing such shares will bear the
            following legend prominently stamped thereon giving notice of such restriction on transfer:

          THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD BY THE REGISTERED HOLDER HEREOF FOR A PERIOD OF NOT LESS THAN ONE YEAR FROM THE DATE OF ISSUANCE HEREOF, EXCEPT IN THE EVENT OF THE DEATH OF THE REGISTERED HOLDER OF SUCH SHARES.

               Instructions will be given to the transfer agent for the Holding Company, if any, not to recognize or effect any transfer of any certificates representing such shares, or any change of record ownership thereof, in violation of such restriction on transfer; and


               Any shares of capital stock of the Holding Company issued as a stock dividend, stock split or otherwise with respect to outstanding Common Shares subject to restrictions on transfer hereunder will be subject to the same restrictions as are applicable to the Common Shares with respect to which such shares of stock are issued.


           (c) For a period of three years following the Conversion, no Officer or director of Columbia Federal or the Holding Company, or any Associates of such Officer or director, shall, without the prior written approval of the OTS, purchase the capital stock of the Holding Company other than from a Broker or Dealer registered with the SEC. This provision will not apply to (i) negotiated transactions involving more than 1% of a class of outstanding capital stock of the Holding Company or (ii) purchases of shares of capital stock made by and held by any one or more tax-qualified or non-tax-qualified employee stock benefit plans which may be attributable to individual Officers or directors of the Holding Company or Columbia Federal.

19.  RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL OR HOLDING COMPANY.

     Acquisition of capital stock of Columbia Federal or the Holding Company after the Conversion will be subject to various restrictions contained in the Amended Charter and Amended Bylaws of Columbia Federal, the articles of incorporation and the code of regulations of the Holding Company and various state and federal laws and regulations. In addition, the articles of incorporation of the Holding Company or the Amended Charter of Columbia Federal may include the limitation that, for a period of up to five years from the date of completion of the Conversion of Columbia Federal from mutual to stock form, no Person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of Columbia Federal or the Holding Company.

20.  AMENDMENT OR TERMINATION OF THIS PLAN.

     If deemed necessary or desirable by the Board of Directors of Columbia Federal and the Holding Company, this Plan may be amended by the Board of Directors of Columbia Federal and the Holding Company in their sole discretion at any time prior to the solicitation of Proxies from Voting Members entitled to vote on this Plan and at any time thereafter with the concurrence of the OTS. The Conversion pursuant to this Plan may be terminated by the Board of Directors of Columbia Federal and the Board of Directors of the Holding Company in their sole discretion at any time prior to the Special Meeting and at any time thereafter with the concurrence of the OTS.

21.  CONSUMMATION OF CONVERSION.

     The Conversion of the mutual Columbia Federal into the stock Columbia Federal will be deemed to have taken place and to be effective at the time and date provided in the regulations of the OTS. The Conversion must be completed within 24 months of the approval of this Plan by the Members.

22.  TAX RULINGS/OPINIONS.

     The Conversion is expressly conditioned upon the prior receipt by Columbia Federal and the Holding Company of either rulings from the Internal Revenue Service and the appropriate Kentucky taxing authorities or opinions of legal counsel or other tax advisors to Columbia Federal in form and substance satisfactory to Columbia Federal and to the effect, among other things, that the Conversion will constitute a tax-free "reorganization" as defined in
Section 368(a) of the Internal Revenue Code of 1986, as amended, and comparable provisions of applicable state law, or that consummation of the transactions provided for in this Plan will not otherwise result in any federal, state or other tax consequences to Columbia Federal or the converted Columbia Federal deemed materially adverse by the Board of Directors of Columbia Federal or the Board of Directors of the Holding Company.

23.  DIRECTORS AND OFFICERS OF COLUMBIA FEDERAL.

     It is not intended that the Conversion will result in any change in the directors or Officers of Columbia Federal. The persons serving as Officers on the date the Application is filed with the OTS will continue to serve at the discretion of the Board of Directors of Columbia Federal in their respective capacities as Officers of the converted Columbia Federal. The persons serving as directors of Columbia Federal on the date the Application is filed with the OTS will continue to serve as directors following the Conversion until the expiration of their terms or their earlier death, resignation or removal from office.

24.  STOCK BENEFIT PLANS.

     Following the completion of the Conversion, Columbia Federal or the Holding Company may establish one or more stock option plans and management recognition plans to the extent permitted by OTS regulations. Columbia Federal and the Holding Company may make scheduled or discretionary contributions to one or more stock benefit plans maintained by Columbia Federal or the Holding Company for the benefit of the directors, officers or employees of Columbia Federal or the Holding Company, provided such contributions do not cause Columbia Federal to fail to meet its regulatory capital requirements.

25.  REGISTRATION OF COMMON SHARES; MARKET FOR COMMON SHARES.

           A. Before or promptly following the Conversion, the Holding Company will register with the SEC the Common Shares issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such shares for a period of three years thereafter.

           B. While there is no assurance that an active market for the Common Shares will develop following the Conversion, the Holding Company will use its best efforts to encourage and assist a market maker to establish and maintain a market for the Common Shares and will use its best efforts to cause such shares to be quoted on The Nasdaq Stock Market (or any comparable quotation system which may hereafter be developed) or listed on a national or regional securities exchange.

26.  EXPENSES OF CONVERSION.

     Columbia Federal and the Holding Company will use their best efforts to assure that the expenses incurred in connection with the Conversion will be reasonable.

27.  MAILING OF PROXY MATERIALS.

     The Proxy Materials will only be sent to Voting Members as of the Voting Record Date.

28.  INTERPRETATION OF THE PLAN.

     The Boards of Directors of Columbia Federal and the Holding Company will interpret this Plan. To the extent permitted by law, all interpretations of this Plan by the Boards of Directors of Columbia Federal and the Holding Company will be final.

                                   EXHIBIT I

                         COLUMBIA FEDERAL SAVINGS BANK

                             FEDERAL STOCK CHARTER



SECTION 1. CORPORATE TITLE. The full corporate title of the association is Columbia Federal Savings Bank.

SECTION 2. OFFICE. The home office shall be located in Ft. Mitchell, Kentucky.

SECTION 3. DURATION.  The duration of the association is perpetual.

SECTION 4. PURPOSE AND POWERS. The purpose of the association is to pursue any or all of the lawful objectives of a federal savings association chartered under section 5 of the Home Owners' Loan Act and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

SECTION 5. CAPITAL STOCK. The total number of shares of all classes of the capital stock which the association has the authority to issue is ten million (10,000,000), all of which shall be common stock with no par value. The shares may be issued from time to time as authorized by the board of directors without the approval of its shareholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the association. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the association), labor, or services actually performed for the association, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the association, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the association that is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

     Except for shares issued in connection with the conversion of the association from the mutual to the stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the association other than as part of a general public offering or as qualifying shares to a director, unless the issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

     The holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors, unless the charter provides that there shall be no such cumulative voting. Subject to any provision for a liquidation account, in the event of any liquidation, dissolution, or winding up of the association, the holders of the common stock shall be entitled, after payment or provision for payment of all debts and liabilities of the association, to receive the remaining assets of the association available for distribution, in cash or in kind. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

SECTION 6. PREEMPTIVE RIGHTS. Holders of the capital stock of the association shall not be entitled to preemptive rights with respect to any shares of the association which may be issued.

SECTION 7. LIQUIDATION ACCOUNT. Pursuant to the requirements of the Office's regulations (12 C.F.R. Part 563b), the association shall establish and maintain a liquidation account for the benefit of its savings accountholders as of September 30, 1996 and ____________________ ("eligible savers"). In the event of a complete liquidation of the association, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the association's eligible savers' inchoate interest in the liquidation account, to the extent it is still in existence; provided, that an eligible saver's inchoate interest in the liquidation account shall not entitle such eligible saver to any voting rights at any meetings of the association's stockholders.

SECTION 8. CERTAIN PROVISIONS APPLICABLE FOR FIVE YEARS. Notwithstanding anything contained in the association's charter or bylaws to the contrary, for a period of five years from the date of completion of the conversion of the association from mutual to stock form, the following provisions shall apply:

      A. BENEFICIAL OWNERSHIP LIMITATION. No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the association. This limitation shall not apply to a transaction in which the association forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under Sec.574.3(c)(1)(vi) of the Office's regulations.

           In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

      For purposes of this Section 8, the following definitions apply:

           1. The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding, or disposing of the equity securities of the association.

           2. The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

           3. The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

           4. The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement, or other arrangements, whether written or otherwise.

      B. CUMULATIVE VOTING LIMITATION. Stockholders shall not be permitted to cumulate their votes for election of directors.

      C. CALL FOR SPECIAL MEETINGS. Special meetings of stockholders relating to changes in control of the association or amendments to its charter shall be called only upon direction of the board of directors.

SECTION 9. DIRECTORS. The association shall be under the direction of a board of directors. The authorized number of directors, as stated in the association's bylaws, shall not be fewer than five nor more than fifteen except when a greater or lesser number is approved by the Director of the Office, or his or her delegate.

SECTION 10. AMENDMENT OF CHARTER. Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is proposed by the board of directors of the association, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved as preapproved by the Office. Any amendment, addition, alteration, change, or repeal so acted upon shall be effective upon filing with the Office in accordance with regulatory procedures or on such other date as the Office may specify in its preliminary approval.





Attest: _______________________________  By: ________________________________
        Secretary                            President
        Columbia Federal Savings             Columbia Federal Savings
        Bank                                 Bank



Attest: _______________________________  By: ________________________________
        Secretary of the Office              Director of the Office
         of Thrift Supervision                of Thrift Supervision


Effective Date: ___________________

                                   EXHIBIT II

                         COLUMBIA FEDERAL SAVINGS BANK

                              FEDERAL STOCK BYLAWS


                            ARTICLE I - HOME OFFICE

     The home office of Columbia Federal Savings Bank shall be at 2497 Dixie Highway, Ft. Mitchell, Kentucky, 41017 in the County of Kenton, in the Commonwealth of Kentucky.


                           ARTICLE II - SHAREHOLDERS

     SECTION 1. PLACE OF MEETINGS. All annual and special meetings of shareholders shall be held at the home office of the association or at such other place in the state in which the principal place of business of the association is located as the board of directors may determine.

     SECTION 2. ANNUAL MEETING. A meeting of the shareholders of the association for the election of directors and for the transaction of any other business of the association shall be held annually within 150 days after the end of the association's fiscal year on the third Thursday in January, if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at 2:00 p.m., or at such other date and time within such 150-day period as the board of directors may determine.

     SECTION 3. SPECIAL MEETINGS. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Office of Thrift Supervision ("Office"), may be called at any time by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all of the outstanding capital stock of the association entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the association addressed to the chairman of the board, the president, or the secretary.

     SECTION 4. CONDUCT OF MEETINGS. Annual and special meetings shall be conducted in accordance with rules and procedures adopted by the board of directors. The board of directors shall designate, when present, either the chairman of the board or the president to preside at such meetings.

     SECTION 5. NOTICE OF MEETINGS. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than 20 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the president, or the secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the association as of the record date prescribed in Section 6 of this Article II with postage prepaid. When any shareholders' meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

     SECTION 6. FIXING OF RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 60 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of the shareholders has been made as provided in this section, such determination shall apply to any adjournment.

     SECTION 7. VOTING LISTS. At least 20 days before each meeting of the shareholders, the officer or agent having charge of the stock transfer books for shares of the association shall make a complete list of the shareholders entitled to vote at such meeting, or any adjournment, arranged in alphabetical order, with the address and the number of shares held by each. This list of shareholders shall be kept on file at the home office of the association and shall be subject to inspection by any shareholder of record or the shareholder's agent at any time during usual business hours for a period of 20 days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder of record or any shareholder's agent during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

     In lieu of making the shareholder list available for inspection by shareholders as provided in the preceding paragraph, the board of directors may elect to follow the procedures prescribed in Sec.552.6(d) of the Office's regulations as now or hereafter in effect.

     SECTION 8. QUORUM. A majority of the outstanding shares of the association entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless a vote of a greater number of shareholders voting together or voting by classes is required by law or the charter. Directors, however, are elected by a plurality of the votes cast at an election of directors.

     SECTION 9. PROXIES. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney in fact. Proxies may be given telephonically or electronically as long as the holder uses a procedure for verifying the identity of the shareholder. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.

     SECTION 10. VOTING OF SHARES IN THE NAME OF TWO OR MORE PERSONS. When ownership stands in the name of two or more persons, in the absence of written directions to the association to the contrary, at any meeting of the shareholders of the association, any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

     SECTION 11. VOTING OF SHARES BY CERTAIN HOLDERS. Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name. Shares held in trust in an IRA or Keogh Account, however, may be voted by the association if no other instructions are received. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his or her name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

     A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

     Neither treasury shares of its own stock held by the association nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the association, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

     SECTION 12. CUMULATIVE VOTING. Subject to the provisions of Section 8.B. of the Charter of the association prohibiting cumulative voting in the election of directors for a period of five years from the date of completion of the conversion of the association from mutual to stock form, every shareholder entitled to vote at an election for directors shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote, or to cumulate the votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of shares shall equal or by distributing such votes on the same principle among any number of candidates.

     SECTION 13. INSPECTORS OF ELECTION. In advance of any meeting of shareholders, the board of directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board or the president may, or on the request of not fewer than 10 percent of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the chairman of the board or the president.

     Unless otherwise prescribed by regulations of the Office, the duties of such inspectors shall include: determining the number of shares and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

     SECTION 14. NOMINATING COMMITTEE. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the association. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the association at least five days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the association. Ballots bearing the names of all persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

     SECTION 15. NEW BUSINESS. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the association at least five days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

     SECTION 16. INFORMAL ACTION BY SHAREHOLDERS. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.


                        ARTICLE III - BOARD OF DIRECTORS

     SECTION 1. GENERAL POWERS. The business and affairs of the association shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the president to preside at its meetings.

     SECTION 2. NUMBER AND TERM. The board of directors shall consist of seven members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.

     SECTION 3. REGULAR MEETINGS. A regular meeting of the board of directors shall be held without other notice than this bylaw following the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, for the holding of additional regular meetings without other notice than such resolution. Directors may participate in a meeting by means of a conference telephone or similar communications device through which all persons participating can hear each other at the same time. Participation by such means shall constitute presence in person for all purposes.

     SECTION 4. QUALIFICATION. Each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the association unless the association is a wholly owned subsidiary of a holding company.

     SECTION 5. SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place, within the association's normal lending territory, as the place for holding any special meeting of the board of directors called by such persons.

     Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participations shall constitute presence in person for all purposes.

     SECTION 6. NOTICE. Written notice of any special meeting shall be given to each director at least two days prior thereto when delivered personally or by telegram or at least five days prior thereto when delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the mail so addressed, with postage prepaid if mailed or when delivered to the telegraph company if sent by telegram or when the association receives notice of delivery if electronically transmitted. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

     SECTION 7.  QUORUM.  A majority of the number of directors fixed by section 2 of this article III shall constitute a quorum for the transaction of business at any meeting of the board of directors; but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by section 5 of this article III.

     SECTION 8. MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by regulation of the Office or by these bylaws.

     SECTION 9. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

     SECTION 10. RESIGNATION. Any director may resign at any time by sending a written notice of such resignation to the home office of the association addressed to the chairman of the board or the president. Unless otherwise specified, such resignation shall take effect upon receipt by the chairman of the board or the president. More than three consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.

     SECTION 11. VACANCIES. Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

     SECTION 12. COMPENSATION. Directors, as such, may receive a stated salary for their services. By resolution of the board of directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for attendance at committee meetings as the board of directors may determine.

     SECTION 13. PRESUMPTION OF ASSENT. A director of the association who is present at a meeting of the board of directors at which action on any association matter is taken shall be presumed to have assented to the action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless he or she shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the association within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.

     SECTION 14. REMOVAL OF DIRECTORS. At a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the charter or supplemental sections thereto, the provisions of this section shall apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.


                  ARTICLE IV - EXECUTIVE AND OTHER COMMITTEES

     SECTION 1. APPOINTMENT. The board of directors, by resolution adopted by a majority of the full board, may designate the chief executive officer and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or any director, of any responsibility imposed by law or regulation.

     SECTION 2. AUTHORITY. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to: the declaration of dividends; the amendment of the charter or bylaws of the association, or recommending to the stockholders a plan of merger, consolidation, or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of the association otherwise than in the usual and regular course of its business; a voluntary dissolution of the association; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.

     SECTION 3.  TENURE.  Subject to the provisions of section 8 of this article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until a successor is designated as a member of the executive committee.

     SECTION 4. MEETINGS. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day's notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

     SECTION 5. QUORUM. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

     SECTION 6. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

     SECTION 7. VACANCIES. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

     SECTION 8. RESIGNATIONS AND REMOVAL. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of the association. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 9. PROCEDURE. The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.

     SECTION 10. OTHER COMMITTEES. The board of directors may by resolution establish an audit, loan, or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the association and may prescribe the duties, constitution, and procedures thereof.


                            ARTICLE V - OFFICERS

     SECTION 1. POSITIONS. The officers of the association shall be a president, one or more vice presidents, a secretary and a treasurer or comptroller, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an officer. The president shall be the chief executive officer, unless the board of directors designates the chairman of the board as chief executive officer. The president shall be a director of the association. The offices of the secretary and treasurer or comptroller may be held by the same person and a vice president may also be either the secretary or the treasurer or comptroller.
The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the association may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

     SECTION 2. ELECTION AND TERM OF OFFICE. The officers of the association shall be elected annually at the first meeting of the board of directors held after each annual meeting of the shareholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation, or removal in the manner hereinafter provided. Election or appointment of an officer, employee, or agent shall not of itself create contractual rights. The board of directors may authorize the association to enter into an employment contract with any officer in accordance with regulations of the Office; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with section 3 of this article V.

     SECTION 3. REMOVAL. Any officer may be removed by the board of directors whenever in its judgment the best interests of the association will be served thereby, but such removal, other than for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.

     SECTION 4. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the board of directors for the unexpired portion of the term.

     SECTION 5. REMUNERATION. The remuneration of the officers shall be fixed from time to time by the board of directors.



               ARTICLE VI - CONTRACTS, LOANS, CHECKS AND DEPOSITS

     SECTION 1. CONTRACTS. To the extent permitted by regulations of the Office, and except as otherwise prescribed by these bylaws with respect to certificates for shares, the board of directors may authorize any officer, employee, or agent of the association to enter into any contract or execute and deliver any instrument in the name of and on behalf of the association. Such authority may be general or confined to specific instances.

     SECTION 2. LOANS. No loans shall be contracted on behalf of the association and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

     SECTION 3. CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the association shall be signed by one or more officers, employees or agents of the association in such manner as shall from time to time be determined by the board of directors.

     SECTION 4. DEPOSITS. All funds of the association not otherwise employed shall be deposited from time to time to the credit of the association in any duly authorized depositories as the board of directors may select.


            ARTICLE VII - CERTIFICATES FOR SHARES AND THEIR TRANSFER

     SECTION 1. CERTIFICATES FOR SHARES. Certificates representing shares of capital stock of the association shall be in such form as shall be determined by the board of directors and approved by the Office. Such certificates shall be signed by the chief executive officer or by any other officer of the association authorized by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the association itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the association. All certificates surrendered to the association for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and cancelled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the association as the board of directors may prescribe.

     SECTION 2. TRANSFER OF SHARES. Transfer of shares of capital stock of the association shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his or her legal representative, who shall furnish proper evidence of such authority, or by his or her attorney authorized by a duly executed power of attorney and filed with the association. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the association shall be deemed by the association to be the owner for all purposes.


                           ARTICLE VIII - FISCAL YEAR

     The fiscal year of the association shall end on the 30th day of September of each year. The appointment of such accountants shall be subject to annual ratification by the shareholders.


                             ARTICLE IX - DIVIDENDS


     Subject to the terms of the association's charter and the regulations and orders of the Office, the board of directors may, from time to time, declare, and the association may pay, dividends on its outstanding shares of capital stock.


                           ARTICLE X - CORPORATE SEAL

     The board of directors shall provide a association seal which shall be two concentric circles between which shall be the name of the association. The year of incorporation or an emblem may appear in the center.


                            ARTICLE XI - AMENDMENTS

     These bylaws may be amended in a manner consistent with regulations of the Office and shall be effective after: (i) approval of the amendment and (ii) receipt of any applicable regulatory approval. When an association fails to meet its quorum requirements, solely due to vacancies on the board, then the affirmative vote of a majority of the sitting board will be required to amend the by laws by a majority vote of the authorized board of directors, or by a majority vote of the votes cast by the shareholders of the association at any legal meeting.

EFFECTIVE DATE: _________________________ , 1998